SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☑	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to Section 240.14a-12
AMERICAN COMMERCIAL LINES INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☑	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
1)	Title of each Class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:

☐	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
1)	Amount previously paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

AMERICAN COMMERCIAL LINES INC.
1701 E. Market Street
Jeffersonville, Indiana 47130

[    ●    ], 2009

Dear Stockholder:

The Annual Meeting of Stockholders of American Commercial Lines Inc. (the “Company”) will be held on [    ●    ], 2009, at 11:00 a.m. Eastern time, at American Commercial Lines Inc., 1701 E. Market Street, Jeffersonville, Indiana 47130. At the Annual Meeting, you will be asked to vote on a number of important matters described in the attached proxy statement. There also will be an opportunity for you to ask questions, receive information about our business and discuss topics of interest regarding the Company.

Your vote is very important, regardless of the number of shares you own. Whether or not you plan to attend the Annual Meeting, please vote your proxy by completing and returning your proxy card by mail. Instructions on how to vote are included with your proxy card. In the materials accompanying this letter, you will find a Notice of Annual Meeting of Stockholders, a proxy statement, a proxy card and a copy of the Company’s Annual Report for the year ended December 31, 2008.

We look forward to your participation in the Annual Meeting either through your proxy vote or your attendance at the Annual Meeting. If you need directions to the Annual Meeting location, or have a disability that may require special assistance, please contact our Investor Relations Department by mail at 1701 E. Market Street, Jeffersonville, Indiana 47130, by telephone at (800) 842-5491or by email at InvestorBoard@aclines.com.

Sincerely,

Michael P. Ryan
President and Chief Executive Officer

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on [    ●    ], 2009

You may also read the Company’s annual report and this notice and proxy statement on our Web site at http://aclconnect.aclines.com/AnnualReport/ or http://aclconnect.aclines.com/Proxy/

AMERICAN COMMERCIAL LINES INC.
1701 E. Market Street
Jeffersonville, Indiana 47130

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held on [    ●    ], 2009

Dear Stockholder:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the “Annual Meeting”) of American Commercial Lines Inc. (the “Company”) will be held on [    ●    ], 2009, at 11:00 a.m. Eastern time, at American Commercial Lines Inc., 1701 E. Market Street, Jeffersonville, Indiana 47130.

At the Annual Meeting, stockholders will be asked to:

•	elect the seven directors identified in this proxy statement to the Board of Directors to serve until the next Annual Meeting of Stockholders and until their successors are duly elected and qualified;

•	approve an amendment to the Company’s Certificate of Incorporation to (a) effect a reverse stock split of the Company’s common stock at a reverse split ratio of between 1-for-3 and 1-for-10, which ratio will be selected by the Board of Directors, and (b) decrease the number of authorized shares of the Company’s common stock to 50,000,000 shares;

•	ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2009; and

•	consider any other business properly brought before the Annual Meeting and any adjournment thereof.

The foregoing items of business are more fully described in the proxy statement accompanying this Notice. Only stockholders of record at the close of business on March 27, 2009 are entitled to notice of, and to vote at, the Annual Meeting and any adjournment thereof. A list of stockholders will be available beginning ten days prior to the Annual Meeting during normal business hours at the office of the Secretary of the Company at 1701 E. Market Street, Jeffersonville, Indiana 47130.

It is important that your shares be represented and voted at the Annual Meeting. You can vote your shares by completing and returning the enclosed proxy card, even if you plan to attend the Annual Meeting. Please review the instructions on the proxy card or the information forwarded by your broker, bank or other nominee regarding the voting instructions. You may vote your shares in person even if you previously returned a proxy card. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote in person at the Annual Meeting, you must obtain a proxy issued in your name from such broker, bank or other nominee.

By order of the Board of Directors

Dawn Landry
Senior Vice President and General Counsel
[    ●    ], 2009

YOUR VOTE IS IMPORTANT

NO MATTER HOW MANY SHARES YOU OWN AS OF THE RECORD DATE, PLEASE INDICATE YOUR VOTING INSTRUCTIONS ON THE ENCLOSED PROXY CARD AND DATE, SIGN AND RETURN IT IN THE ENVELOPE PROVIDED, WHICH IS ADDRESSED FOR YOUR CONVENIENCE AND NEEDS NO POSTAGE IF MAILED IN THE UNITED STATES. IN ORDER TO AVOID THE ADDITIONAL EXPENSE TO THE COMPANY OF FURTHER SOLICITATION, WE ASK YOUR COOPERATION IN PROMPTLY MAILING IN YOUR PROXY CARD.

AMERICAN COMMERCIAL LINES INC.
1701 E. Market Street
Jeffersonville, Indiana 47130

PROXY STATEMENT

Annual Meeting of Stockholders—[    ●    ], 2009

GENERAL

Persons Making the Solicitation

This proxy statement is furnished in connection with the solicitation by the Board of Directors (the “Board”) of American Commercial Lines Inc. (the “Company”) of proxies from holders of its outstanding shares of common stock, par value $.01 per share (the “Common Stock”), for use at an Annual Meeting of Stockholders (the “Annual Meeting”) to be held on [    ●    ], 2009 at 11:00 a.m. Eastern time, at American Commercial Lines Inc., 1701 E. Market Street, Jeffersonville, Indiana 47130, and at any adjournment thereof. This proxy statement is first being mailed to stockholders on or about [    ●    ], 2009. You are requested to sign, date and return the enclosed proxy card in order to ensure that your shares are represented at the Annual Meeting.

The Annual Meeting has been called for the following purposes: (i) to elect the seven directors identified in this proxy statement to the Board to serve until the next Annual Meeting of Stockholders and until their successors are duly elected and qualified (Proposal 1); (ii)(a) to approve an amendment to the Company’s Certificate of Incorporation to effect a reverse stock split of the Company’s common stock at a reverse split ratio of between 1-for-3 and 1-for-10, which ratio will be selected by the Board following stockholder approval and prior to the time of filing of a Certificate of Amendment with the Delaware Secretary of State; and (b) decrease the number of authorized shares of the Company’s common stock to 50,000,000 shares (Proposal 2); (iii) to ratify the selection by the Audit Committee of the Board the firm of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2009 (Proposal 3); and (iv) to transact any other business that properly comes before the Annual Meeting or any adjournments of the meeting.

A form of proxy is enclosed for your use. The shares represented by each properly executed, unrevoked proxy will be voted as directed by the stockholder executing the proxy. Executed but unmarked proxies will be voted FOR the election of the Board’s nominees as directors, FOR the approval of the reverse stock split and FOR the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2009. With respect to any other matter that may come before the Annual Meeting or any adjournment thereof, the proxy confers upon the proxy holders discretionary authority to vote the proxy in accordance with their best judgment.

The expense of soliciting proxies will be borne by the Company. Proxies will be solicited principally through the use of the mail, but directors, officers and regular employees of the Company may solicit proxies personally or by telephone or special letter without any additional compensation. Also, the Company will reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for any reasonable expenses in forwarding proxy materials to beneficial owners. We have engaged [                    ] to aid in the solicitation of proxies, for which we will pay a fee of approximately $[          ], plus reimbursement of expenses.

Who Can Vote

Only holders of record of Common Stock at the close of business on March 27, 2009 (the “Record Date”) are entitled to notice of and to vote at the Annual Meeting. On the Record Date, there were 62 holders of record of the 50,846,997 shares of Common Stock then outstanding and eligible to be voted at the Annual Meeting. Each share is entitled to one vote. A list of the stockholders of record will be available at the Annual Meeting and during the 10 days prior to the Annual Meeting at the Company’s principal executive offices.

If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, you are a stockholder of record, and these proxy materials are being sent directly to you from us. As the stockholder of record, you have the right to grant your voting proxy directly to us or to vote in person at the Annual Meeting.

If your shares are held in a brokerage account or by a bank or other nominee, you are the beneficial owner of these shares and hold these shares in “street name.” These proxy materials are being forwarded to you by your broker, bank or nominee who is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker, bank or nominee on how to vote. However, since you are not the stockholder of record, you may not vote these shares in person at the Annual Meeting, unless you obtain a signed proxy from the record holder giving you the right to vote the shares. You will receive instructions from your broker, bank or other nominee describing how to vote your shares.

Voting and Revocation

If you complete and properly sign the accompanying proxy card and return it to the Company, it will be voted as you direct. Properly executed proxies that do not contain voting instructions will be voted for the proposals.

If your shares are held in “street name,” please check your proxy card or contact your broker or nominee to determine whether you will be able to vote by telephone or Internet. A number of brokers and banks are participating in a program provided through Broadridge Financial Solutions (formerly ADP Investor Communication Services) that offers Internet and telephone voting options.

A proxy may be revoked by a stockholder at any time prior to the voting thereof by giving notice of revocation in writing to the Secretary of the Company, by duly executing and delivering to the Secretary of the Company a proxy bearing a later date, or by voting in person at the Annual Meeting. Attending the Annual Meeting in and of itself will not constitute a revocation of a proxy.

Attending the Annual Meeting in Person

Only stockholders of record, or their duly appointed proxies, may attend the Annual Meeting. As discussed above, if your shares are registered directly in your name with our transfer agent, you are considered the stockholder of record with respect to such shares and you have the right to attend the Annual Meeting and vote in person. If your shares are held in a brokerage account, or by a bank or other nominee, you are the beneficial owner of such shares. As such, in order to attend the Annual Meeting or vote in person, you must obtain and present at the time of registration a properly executed proxy from the record holder giving you the right to vote the shares.

Any holder of a proxy from a stockholder of record must present the proxy card, properly executed, and an admission ticket to gain admittance. All attendees must present a valid form of photo identification such as a driver’s license in order to be admitted to the Annual Meeting. Authorized attendees will be issued admission tickets during registration. Registration will begin at 10:00 a.m. Eastern time, and seating will begin at 10:45 a.m. Eastern time. Each stockholder will be asked to sign in upon arrival. Due to security measures, all bags will be subject to search and all persons who attend the Annual Meeting may be subject to a metal detector and/or hand wand search. We will be unable to admit anyone who does not comply with these security procedures. Cameras, recording devices and other electronic devices will not be permitted at the Annual Meeting.

Required Vote

In order to carry on the business of the Annual Meeting, we must have a quorum. A quorum requires the presence, in person or by proxy, of the holders of a majority of the shares of Common

Stock entitled to vote at the Annual Meeting. We count abstentions and broker “non-votes” as present and entitled to vote for purposes of determining a quorum. A broker “non-vote” occurs when you fail to provide voting instructions to your broker for shares you hold in “street name.” Under those circumstances, your broker may be authorized to vote for you on some routine items but is prohibited from voting on other items. Those items for which your broker cannot vote result in broker “non-votes.”

If a quorum is present at the annual meeting, the seven nominees for director identified in this proxy statement receiving a majority number of votes cast will be elected to the Board. Abstentions and broker “non-votes” are not counted for this purpose.

The proposal to ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2009 requires the affirmative vote of a majority of the shares of Common Stock present in person or by proxy and entitled to vote on the matters. For this proposal, abstentions have the same effect as votes against such proposal but broker “non-votes” are not counted as entitled to vote for this proposal and have no effect on the outcome of the vote.

The proposal to approve an amendment to the Company’s Certificate of Incorporation to (a) effect a reverse stock split of the Company’s common stock at a reverse split ratio of between 1-for-3 and 1-for-10, which ratio will be selected by the Board following stockholder approval and prior to the time of filing of a Certificate of Amendment with the Delaware Secretary of State; and (b) decrease the number of authorized shares of the Company’s common stock to 50,000,000 shares, requires the affirmative vote of a majority of the outstanding shares of Common Stock entitled to vote on the matter. For this proposal, abstentions and broker “non-votes” have the same effect as votes against such proposal.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Directors will be elected at the Annual Meeting to serve until the next Annual Meeting of Stockholders and until their successors are duly elected and qualified.

Nominees.  The nominees of the Board are the seven persons named below, all of whom are currently members of the Board. The Board has no reason to believe that any nominee will be unable to serve. However, if any nominee or nominees should decline or become unavailable to serve for any reason, shares represented by the accompanying proxy will be voted for such other person or persons as the Board may nominate.

The following table sets forth the name, age (as of April 1, 2009) and principal occupation of each person nominated by the Board, his position with the Company and business experience during at least the last five years, and the year each first was elected or appointed as a director.

		Director
Name and Age	Business Experience and Directorships	Since

Clayton K. Yeutter (78) Chairman of the Board	Mr. Yeutter was appointed a director of ACL on January 11, 2005. Mr. Yeutter is a senior advisor on international trade matters to Hogan & Hartson LLP (“Hogan & Hartson”), a law firm in Washington, D.C. Mr. Yeutter has been employed by Hogan & Hartson since 1993. Prior to joining Hogan & Hartson, Mr. Yeutter served as U.S. Trade Representative from 1985 to 1989, as Secretary of Agriculture in 1989 to 1990, as Republican National Chairman in 1991 and as counselor to the President in 1992. Prior to this, Mr. Yeutter served as President and Chief Executive Officer of the Chicago Mercantile Exchange from 1978 through 1985, held two Assistant Secretary of Agriculture posts under President Nixon and served as Deputy Special Trade Representative under President Ford. In addition, Mr. Yeutter serves as a director of Covanta Holding Corp., Neogen Corporation, Burlington Capital Group and the Chicago Climate Exchange.	2005
Eugene I. Davis (54) Director	Mr. Davis was appointed a director of ACL on January 11, 2005. Since 1999, Mr. Davis has served as the Chairman and Chief Executive Officer of PIRINATE Consulting Group, LLC, a turn-around and corporate consulting firm. Mr. Davis was the Chairman and Chief Executive Officer of RBX Industries, Inc., a manufacturer and distributor of foam products, from September 2001 to November 2003 and served as the Chief Restructuring Officer for RBX Industries, a manufacturer and distributor of rubber and plastic-based foam products, from January 2001 to September 2001. Mr. Davis currently serves as Chairman of the Board of Directors of Atlas Air Worldwide Holdings, Inc.; a director of Delta Air Lines, Inc. (Mr. Davis has announced that he will not stand for reelection to the Board), Footstar, Inc., Knology, Inc., Media General, Inc. (Mr. Davis has not been nominated for reelection), Rural/Metro Corporation, Seracare Life Sciences Inc., Solutia Inc., TerreStar Corp. and Silicon Graphics, Inc; and Chairman of Foamex International Inc. and Haights Cross Communication.	2005

		Director
Name and Age	Business Experience and Directorships	Since

Richard L. Huber (72) Director	Mr. Huber was appointed a director of ACL on January 11, 2005. Mr. Huber served as a director of American Commercial Lines LLC, the predecessor entity of the Company (“ACL LLC”), from 2000 to January 2005 and as Interim Chief Executive Officer of ACL LLC from April 2004 to January 2005. Prior to that, from 1995 to February 2000, Mr. Huber held various positions with Aetna, Inc., a leading health and disability benefits provider, most recently as Chairman and Chief Executive Officer. Mr. Huber has approximately 40 years of prior investment and merchant banking, international business and management experience, including executive positions with Chase Manhattan Bank, Citibank, Bank of Boston and Continental Bank. In addition, Mr. Huber serves as a director of Covanta Holding Corp., a waste to energy company, Aqua Bounty Technologies, Gafisa, the largest integrated real estate developer in Brasil, and, Vina San Rafael in Chile, and BEI Gems and Gafisa S.A. (Brazil). He has an A.B. degree in Chemistry from Harvard.	2005
Nils E. Larsen (38) Director	Mr. Larsen was appointed a director of ACL on January 11, 2005. Mr. Larsen is an Executive Vice President at Tribune Company (“Tribune”), a diversified media company, and a Managing Director of Equity Group Investments, LLC (“EGI”), a private investment group. Mr. Larsen joined Tribune in December 2008 as a member of the senior leadership team managing Tribune’s restructuring process. On December 8, 2008, Tribune filed for Chapter 11 bankruptcy. Mr. Larsen was named Managing Director at EGI in 2001 and joined EGI in 1995. While at EGI, Mr. Larsen has focused on a wide range of industries and financial securities with particular focus on the transportation, energy, media and retail industries and distressed debt securities. Previously, Mr. Larsen worked as a financial analyst with CS First Boston in the taxable fixed-income/derivatives group where he was involved in raising capital for international issuers and domestic financial institutions.	2005

		Director
Name and Age	Business Experience and Directorships	Since

Emanuel L. Rouvelas (64) Director	Mr. Rouvelas was appointed a director of ACL on January 11, 2005. Mr. Rouvelas is a partner in the law firm K & L Gates. Previously, he was a founding partner and Chairman of Preston Gates Ellis & Rouvelas Meeds LLP. Mr. Rouvelas has established a federal counseling and lobbying practice and has advised many of the world’s leading shipping companies. Prior to joining Preston Gates, Mr. Rouvelas was counsel to the U.S. Senate Committee on Commerce and chief counsel to its Merchant Marine and Foreign Commerce Subcommittees.	2005
Michael P. Ryan (49) Director, President and Chief Executive Officer	Michael P. Ryan was named President and Chief Executive Officer of ACL on February 15, 2008. Prior to that, he served as Senior Vice President of Sales and Marketing since coming to ACL in November 2005. Mr. Ryan has more than 27 years of combined experience in logistics, sales, marketing and customer service. He spent approximately 22 years in sales and marketing positions of increasing responsibility while at Canadian National Railway Company and CSX Corporation, Inc. and was most recently Senior Vice President and General Manager of McCollister’s Transportation Systems.	2008
R. Christopher Weber (53) Director	Mr. Weber was appointed a director of ACL on January 11, 2005. From January 1991 until his retirement in May 1999, Mr. Weber served as the Senior Vice President and Chief Financial Officer of Jacor Communications, Inc., a radio broadcast company. Mr. Weber is also a retired Certified Public Accountant.	2005

THE BOARD RECOMMENDS A VOTE “FOR” THE ELECTION OF ALL OF THE DIRECTOR NOMINEES.

Remainder of this page intentionally left blank.

THE BOARD OF DIRECTORS AND BOARD COMMITTEES

Corporate Governance Matters

Board Independence.  At least a majority of the Board must qualify as independent within the meaning of the rules of the Nasdaq Stock Market. The Board undertook its annual review of director independence in March 2009. During this review, the Board considered transactions and relationships between each director or any member of his immediate family and the Company and its subsidiaries and affiliates. The Board also examined transactions and relationships between directors or their affiliates and members of the Company’s senior management or their affiliates. The Board has affirmatively determined that other than Mr. Ryan, all of the remaining six members of the Board are independent within the meaning of the rules of Nasdaq. Mr. Ryan is not considered to be independent because he is an executive officer of the Company.

The Board concluded that none of Messrs. Davis, Huber, Rouvelas and Weber possess any of the bright-line relationships set forth in the listing standards of the Nasdaq Stock Market that prevent independence, or any other relationship with the Company other than Board membership. With respect to Mr. Yeutter, the Board considered the fact that in 2008, the Company engaged Hogan & Hartson, to which Mr. Yeutter is a senior advisor, to perform legal services for the Company and has paid that firm an aggregate of $1.5 million during 2008. The Board concluded that this relationship is not one of the bright-line relationships set forth in the listing standards of the Nasdaq Stock Market that prevents independence, and that this relationship does not constitute a material relationship because both Mr. Yeutter’s relationship with Hogan & Hartson and that firm’s relationship with the Company are sufficiently immaterial so as not to impair Mr. Yeutter’s independent judgment in connection with his duties and responsibilities as a director of the Company. With respect to Mr. Larsen, the Board considered the fact that Mr. Larsen serves as a Managing Director of Equity Group Investments, L.L.C., an affiliate of GVI Holdings, Inc., a 25.4 percent stockholder of the Company. The Board concluded that a relationship with a stockholder of the Company in and of itself does not impair Mr. Larsen’s independent judgment in connection with his duties and responsibilities as a director of the Company.

Corporate Governance Guidelines and Code of Ethics.  The Company has Corporate Governance Guidelines, which are applicable to all directors of the Company. In addition, the Board approved a separate Code of Ethics, which is applicable to all employees and directors of the Company including the Company’s principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions. The Code of Ethics and Corporate Governance Guidelines are available on the Company’s website under the Investor Relations tab (www.aclines.com). The Company intends to post any amendments to or waivers from its Code of Ethics applicable to the Company’s principal executive officer, principal financial officer or principal accounting officer at this location on its website.

Criteria for Board Membership.  Working closely with the full Board, the Nominating and Governance Committee develops criteria for any open Board positions, taking into account such factors as it deems appropriate, including, among others, the current composition of the Board, the range of talents, experiences and skills that would best complement those already represented on the Board, the balance of management and independent Directors and any need for financial or other specialized expertise. The Nominating and Corporate Governance Committee shall identify possible nominees who meet specified objectives in terms of the composition of the Board, taking into account such factors as geographic, occupational, gender, race and age diversity.

Director Nomination Procedure.  The Nominating and Corporate Governance Committee is responsible, when the need arises, for seeking individuals qualified to become Board members for recommendation to the Board. The entire Board shall nominate members for election to the Board and for filling vacancies on the Board. The Nominating and Corporate Governance Committee will consider candidates recommended by stockholders. A stockholder who wishes to recommend a director candidate for consideration by the Nominating and Corporate Governance Committee should send such recommendation to the Secretary of the Company, 1701 E. Market Street, Jeffersonville, Indiana 47130, who will forward it to the Nominating and Corporate Governance Committee. Any such recommendation should include a description of the candidate’s qualifications for board service; the candidate’s written consent to be considered for nomination and to serve if nominated and elected, and addresses and telephone numbers for contacting the stockholder and the candidate for more information. A stockholder who wishes to nominate an individual as a director candidate at the annual meeting of stockholders, rather than recommend the individual to the Nominating and Corporate Governance Committee as a nominee, must comply with the advance notice requirements set forth in the Company’s Bylaws. Director nominees will be evaluated pursuant to the procedures and criteria set forth above under the heading “Criteria for Board Membership.”

Majority Voting Policy.  The Company has adopted a Majority Voting Policy which states that in an uncontested election (i.e., an election when the only nominees are those recommended by the Board), any nominee for Director who receives a greater number of votes “withheld” from election than votes “for” such election (a “Majority Withheld Vote”), shall promptly tender a resignation to the Board for consideration.

The Nominating and Governance Committee shall promptly consider the resignation offer and recommend to the Board action with respect to the tendered resignation, which may include (i) accepting the resignation, (ii) maintaining the Director but addressing the underlying cause of the “withheld” votes, (iii) determining not to re-nominate the Director in the future, (iv) rejecting the resignation, or (v) any other action the Nominating and Governance Committee deems to be appropriate and in the best interests of the Company. In considering what action to recommend with respect to the tendered resignation, the Nominating and Governance Committee will take into account all factors deemed relevant, including without limitation, any stated reasons why stockholders “withheld” votes for election from such Director, the length of service and qualifications of the Director whose resignation has been tendered, the overall composition of the Board, the Director’s contributions to the Company, the mix of skills and backgrounds of the Directors, and whether accepting the tendered resignation would cause the Company to fail to meet any applicable requirements of the SEC, the Nasdaq Stock Market or the Company’s Corporate Governance Guidelines.

The Board will act on the Nominating and Governance Committee’s recommendation no later than 90 days following certification of the stockholder vote.

Following the Board’s decision on the Nominating and Governance Committee’s recommendation, the Company will promptly disclose the Board’s decision with respect to the tendered resignation and will provide a description of the process by which the decision was reached in a Current Report on Form 8-K filed with the SEC.

Except in certain special circumstances, any Director who tenders a resignation pursuant to this provision shall not participate in the Nominating and Governance Committee review and recommendation process or the Board’s consideration regarding the action to be taken with respect to the tendered resignation.

To the extent that one or more Directors’ resignations are accepted by the Board, the Nominating and Governance Committee will recommend to the Board whether to fill such vacancy or vacancies or to reduce the size of the Board.

Stockholder Communication with the Board.  It is the policy of the Company to facilitate communication with the Board. The Company’s stockholders and interested parties may send communications to the Board or the Presiding Director in the manner described below. All communications should be delivered either: (i) in writing addressed c/o the Corporate Secretary’s Office at 1701 E. Market Street, Jeffersonville, Indiana 47130 or (ii) via email to InvestorBoard@aclines.com.

All communications must be accompanied by the following information:

•	if the person submitting the communication is a stockholder, a statement of the type and amount of the securities of the Company that the person holds;

•	if the person submitting the communication is not a stockholder and is submitting the communication as an interested party, the nature of the person’s interest;

•	the address, telephone number and e-mail address, if any, of the person submitting the communication.

Each communication will be forwarded to the Director(s) to which it is addressed. Communications may, at the direction of the Board, be shared with Company management.

Director Evaluation Policy.  The Nominating and Governance Committee is responsible for conducting an annual review and evaluation of the Board’s conduct and performance-based upon completion by all directors of a self-evaluation form that includes an assessment, among other things, of the Board’s maintenance and implementation of the Company’s standards of conduct and corporate governance policies. The review seeks to identify specific areas, if any, in need of improvement or strengthening and culminates in a discussion by the full Board of the results and any actions to be taken.

Committees and Meetings of the Board of Directors

During 2008, the Board held 15 meetings and acted by unanimous written consent seven times. All of the directors attended at least 75 percent of the regular and special meetings of the committees that they were required to attend. Directors are encouraged to attend and participate in the Annual Meeting of Stockholders. At last year’s annual meeting, all of the Company’s directors attended in person. The Board holds regular executive sessions without management present at the end of each regularly scheduled Board meeting, as required by Nasdaq rules. The Board has three standing committees: an Audit Committee, a Compensation Committee, and a Nominating and Governance Committee. Our committees are comprised entirely of independent directors as currently required under the existing rules of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the Nasdaq Stock Market. Each committee is governed by a written charter approved by the Board. These charters are available on the Company’s website under the Investor Relations tab at www.aclines.com.

Audit Committee.  The Audit Committee of our Board selects our independent registered public accountants, reviews with the independent registered public accountants the plans and results of the audit engagement, approves professional services provided by the independent registered public accountants, reviews the independence of the independent registered public accountants, considers the range of audit and non-audit fees and reviews the adequacy of our internal accounting controls. Our Board has adopted a written charter of the Audit Committee. Messrs. Weber, Davis and Yeutter currently serve as members of the Audit Committee, with Mr. Weber serving as Chairman. Mr. Weber is an “audit committee financial expert” as defined by the SEC. Our Board has determined that each of the members of the Audit Committee is “independent,” as that term is defined for audit committee members under the listing standards of the Nasdaq Stock Market and the Exchange Act. During 2008, the Audit Committee held 14 meetings. The Audit Committee’s report required by the Securities Exchange Commission (“SEC”) rules appears on page [  ].

Compensation Committee.  The Compensation Committee reviews and approves the Company’s executive compensation strategy and principles, and sets executive compensation levels based on its evaluations of the performance of the Company’s Chief Executive Officer and other executive officers in light of corporate goals and objectives approved by the Compensation Committee. The Compensation Committee also reviews and makes recommendations to the Board regarding the Company’s incentive-compensation and equity-based plans. The Compensation Committee also recommends to the Board the form and amount of director compensation. Our Board has adopted a written charter of the Compensation Committee. Messrs. Larsen, Rouvelas and Huber currently serve as members of the Compensation Committee, with Mr. Larsen serving as Chairman. Mr. Weber served on the Compensation Committee until January 27, 2009, when the Board acted to appoint him to the Nominating and Governance Committee and to appoint Mr. Huber to the Compensation Committee. Our Board has determined that each of the members of the Compensation Committee is “independent,” as such term for compensation committee members is defined in the listing standards of the Nasdaq Stock Market; each is a “Non-Employee Director” as defined in Rule 16b-3 under the Exchange Act; and each is an “Outside Director” as defined by the regulations under Section 162(m) of the Internal Revenue Code of 1986, as amended. During 2008, the Compensation Committee held eight meetings.

The Compensation Committee believes that it is important for members of management to provide input on the overall effectiveness of the Company’s executive compensation program. The Compensation Committee considers input from the Chief Executive Officer and the Senior Vice President of Human Resources with respect to compensation levels for executive officers (other than their own compensation). However, the Compensation Committee exercises its discretion in modifying any recommended awards to executive officers. The Compensation Committee holds executive sessions without members of management present at least quarterly, but typically six times per year.

Among other matters, the charter of the Compensation Committee provides the Compensation Committee with the authority to retain compensation consultants to assist in the evaluation of director and executive compensation. In 2008, the Committee established ownership guidelines for the executive officers and the Board based on competitive data from other companies for similarly situated positions. The Committee also revised the long-term incentive plan and created the new 2008 Omnibus Incentive Plan with shareholder approval.

Nominating and Governance Committee.  The Nominating and Governance Committee of our Board identifies individuals qualified to become members of the Board, recommends to the Board the director nominees for the next annual meeting of stockholders, identifies individuals to fill vacancies on the Board, recommends changes to our Corporate Governance Guidelines, leads the annual review of both the Nominating and Governance Committee’s performance and the Board’s performance and recommends nominees for each committee of the Board. In addition, the Nominating and Governance Committee also oversees the Company’s public policy committee and public policy activities and reviews and assesses the adequacy of the Company’s Investor Communications program annually. Our Board has adopted a written charter of the Nominating and Governance Committee. Messrs. Davis, Weber and Rouvelas currently serve as members of the Nominating and Governance Committee, with Mr. Rouvelas serving as Chairman. Mr. Huber served on the Nominating and Governance Committee until January 27, 2009, when the Board acted to appoint him to the Compensation Committee and to appoint Mr. Weber to the Nominating and Governance Committee. Our Board has determined that each of the members of the Nominating and Governance Committee is “independent,” as that term is defined for nominating and governance committee members under the listing standards of the Nasdaq Stock Market and the Exchange Act. The Nominating and Governance Committee held six meetings during 2008.

Remainder of this page intentionally left blank.

PROPOSAL NO. 2

AMENDMENT TO THE COMPANY’S
CERTIFICATE OF INCORPORATION TO
EFFECT A REVERSE STOCK SPLIT

The Company’s Board has unanimously approved and is submitting for stockholder approval an amendment to the Company’s Certificate of Incorporation to (a) effect a reverse stock split of the Company’s common stock at a reverse split ratio of between 1-for-3 and 1-for-10, which ratio will be selected by the Board following stockholder approval and prior to the time of filing of a Certificate of Amendment with the Delaware Secretary of State and (b) decrease the number of authorized shares of the Company’s common stock to 50,000,000 shares.

If the proposed amendment is approved by stockholders, the Board, in its discretion, may elect, at any time prior to next year’s annual meeting of stockholders, to effect any reverse split ratio within the range set forth above, or the Board may determine in its discretion not to proceed with the reverse stock split. The Company believes that the availability of a range of reverse split ratios will provide it with the flexibility to implement the reverse stock split in a manner designed to maximize the anticipated benefits for the Company and its stockholders. In determining which reverse stock split ratio to implement, if any, following the receipt of stockholder approval, the Board may consider, among other things, factors such as:

•	the historical trading price and trading volume of the common stock;

•	the then prevailing trading price and trading volume of the common stock and the anticipated impact of the reverse stock split on the trading market for the common stock;

•	the impact on institutional investor acceptance of the common stock;

•	which reverse split ratio would result in the greatest overall reduction in the Company’s administrative costs; and

•	prevailing general market and economic conditions.

The form of the proposed amendment to the Company’s Certificate of Incorporation to effect the reverse stock split is attached to this Proxy Statement as Annex A; provided, however, that the text set forth in Annex A is subject to amendment to include such changes as may be required by the office of the Secretary of State of the State of Delaware and as our Board deems necessary and advisable to effect the reverse stock split. If the reverse stock split is authorized by the stockholders and following such authorization our Board determines that the reverse stock split is in the best interest of the Company and its stockholders at a reverse stock split ratio within the range of ratios approved by the stockholders, our Certificate of Incorporation would be amended accordingly.

Reasons for the Reverse Stock Split

The Board believes that stockholders should authorize the reverse split for the following reasons:

•	Increase in Eligible Investors. A reverse stock split would allow a broader range of institutions and other investors to invest in the Company’s common stock (namely, funds that are prohibited from buying stocks whose price is below a certain threshold), potentially increasing trading volume and liquidity.

•	Increased Broker Interest. A reverse stock split would help increase broker interest in the Company’s common stock as brokers’ policies can discourage them from recommending companies with lower stock prices. Because of the trading volatility often associated with lower-priced stocks, many brokerage houses and institutional investors have adopted internal policies and practices that either prohibit or discourage them from investing in such stocks or recommending them to their customers. Some of those policies and practices may also function to make the processing of trades in lower-priced stocks economically unattractive to brokers. Additionally, because brokers’ commissions on transactions in lower-priced stocks generally represent a higher percentage of the stock price than commissions on higher-priced stocks, the current average price per share of the Company’s common stock can result in individual stockholders paying transaction costs representing a higher percentage of their total share value than would be the case if the stock price were substantially higher.

•	Decreased Stock Price Volatility. The Board believes that the increase in the stock price that it expects to result from the reverse stock split could decrease price volatility, as small changes in the price of the Company’s common stock now cause relatively large percentage changes in the stock price.

Certain Risks Associated with a Reverse Stock Split

The Board believes that the potential advantages of a reverse stock split significantly outweigh any disadvantages that may result. The following are potential risks of a reverse stock split:

The reverse stock split may not increase the price of the Company’s common stock.  Although the Board expects that a reverse stock split will result in an increase in the price of the Company’s common stock, the effect of a reverse stock split cannot be predicted with certainty. Other factors, such as the Company’s financial results, market conditions and the market perception of the Company’s business may adversely affect the stock price. As a result, there can be no assurance that the reverse stock split, if completed, will result in the intended benefits described above, that the stock price will increase following the reverse stock split or that the stock price will not decrease in the future.

The reverse stock split may decrease the trading market for the Company’s common stock.  Because the reverse stock split will reduce the number of shares of common stock available in the public market, the trading market for the Company’s common stock may be harmed, particularly if the stock price does not increase as a result of the reverse stock split.

The reverse stock split may leave certain stockholders with “odd lots.”  The reverse stock split may result in some stockholders owning “odd lots” of fewer than 100 shares of the common stock. Odd lot shares may be more difficult to sell, and brokerage commissions and other costs of transactions in odd lots are generally somewhat higher than the costs of transactions in “round lots” of even multiples of 100 shares.

Board Discretion to Implement Reverse Stock Split

If the reverse stock split is authorized by our stockholders at our annual meeting, the reverse stock split will be effected, if at all, only upon a determination by our Board that the reverse stock split (with a reverse stock split ratio determined by our Board as described above) is in the best interests of the Company and its stockholders. This determination will be based upon a number of factors, including existing and expected marketability and liquidity of our common stock, prevailing market conditions and the likely effect on the market price of our common stock. Notwithstanding authorization of the reverse stock split by the stockholders, our Board may, at its sole discretion, abandon the proposed amendment and determine prior to the effectiveness of any filing with the Delaware Secretary of State not to effect the reverse stock split, as permitted under Section 242(c) of the Delaware General Corporation Law.

Effects of the Reverse Stock Split

Effect on Existing Shares of Common Stock

After the effective date of the proposed reverse stock split, each stockholder will own fewer shares of our common stock. However, the proposed reverse stock split will affect all of our stockholders uniformly and will not affect any stockholder’s percentage ownership interests in us, except to the extent that the reverse split results in any of our stockholders owning a fractional share as described below. Proportionate voting rights and other rights and preferences of the holders of our common stock will not be affected by the proposed reverse stock split (other than as a result of the payment of cash in lieu of fractional shares). For example, a holder of 2 percent of the voting power of the outstanding shares of common stock immediately prior to reverse stock split would continue to hold 2 percent of the voting power of the outstanding shares of common stock immediately after the reverse stock split. The number of stockholders of record will not be affected by the proposed reverse stock split (except to the extent that any stockholder holds only a fractional share interest and receives cash for such interest after the proposed reverse stock split). However, if the proposed reverse stock split is implemented, it will increase the number of stockholders of ACL who own “odd lots” of less than 100 shares of our common stock. Brokerage commissions and other costs of transactions in odd lots may be higher than the costs of transactions of more than 100 shares of common stock.

Effect on Total Outstanding and Authorized Shares.

The proposed reverse split will reduce the total number of authorized shares of common stock to 50,000,000 and will reduce total number of outstanding shares of common stock by the split ratio determined by the Board within the limits set forth in this proposal. The following table contains approximate information relating to our common stock under certain of the possible split ratios based on share information as of March 15, 2009.

	Pre
	Reverse Split	1-for-Three	1-for-Four	1-for-Five	1-for-Six	1-for-Seven	1-for-Eight	1-for-Nine	1-for-Ten

Authorized	125,000,000	50,000,000	50,000,000	50,000,000	50,000,000	50,000,000	50,000,000	50,000,000	50,000,000
Outstanding	63,548,878	21,182,959	15,887,220	12,709,776	10,591,480	9,078,411	7,943,610	7,060,986	6,354,888
Stock held in treasury	12,702,783	4,234,261	3,175,696	2,540,557	2,117,131	1,814,683	1,587,848	1,411,420	1,270,278
Reserved for future issuance pursuant to employee stock option and restricted stock plans	672,203	224,068	168,051	134,441	112,034	96,029	84,025	74,689	67,220
Reserved for future issuance pursuant to outstanding equity awards	4,474,366	1,491,455	1,118,592	894,873	745,728	639,195	559,296	497,152	447,437

Although the proposed reverse stock split will not affect the rights of stockholders or any stockholder’s proportionate equity interest in the Company, subject to the treatment of fractional shares, the total authorized number of shares of common stock will not be reduced proportionately in the event of any of the reverse split ratios. The issuance in the future of such additional authorized shares may have the effect of diluting the earnings per share and book value per share, as well as, the stock ownership and voting rights, of the currently outstanding shares of common stock. In addition, the effective increase in the number of authorized but unissued shares of common stock may be construed as having an anti-takeover effect. Although we are not proposing the reverse stock split for this purpose, we could, subject to our Board’s fiduciary duties and applicable law, issue such additional authorized shares to purchasers who might oppose a hostile takeover bid or any efforts to amend or repeal certain provisions of our Certificate of Incorporation or bylaws. Such a use of these additional authorized shares could render more difficult, or discourage, an attempt to acquire control of the company through a transaction opposed by our Board.

Regulatory Effects

Our common stock is currently registered under Section 12(b) of the Exchange Act, and we are subject to the periodic reporting and other requirements of the Exchange Act. The proposed reverse stock split will not affect the registration of the common stock under the Exchange Act or our obligation to publicly file financial and other information with the SEC. If the proposed reverse stock split is implemented, our common stock will continue to trade on The Nasdaq Global Select Market under the symbol “ACLI”.

Effective Date

The reverse stock split, if approved by stockholders, would become effective upon the filing and effectiveness (the “Effective Time”) of a Certificate of Amendment to the Company’s Certificate of Incorporation with the Secretary of State of the State of Delaware. It is expected that this filing will take place promptly following the annual meeting, assuming the stockholders approve the amendment. However, the exact timing of the filing of the amendment will be determined by the Board based on its evaluation as to when such action will be the most advantageous to the Company and its stockholders. If the Board fails to implement the reverse stock split by next year’s annual meeting, stockholder approval would be required again prior to implementing any reverse stock split. Except as explained below with respect to fractional shares, on the effective date, shares of common stock issued and outstanding immediately prior thereto will be combined and converted, automatically and without any action on the part of the stockholders, into new shares of common stock in accordance with the reverse stock split ratio determined by the Board within the limits set forth in this proposal and the authorized number of shares of common stock will be reduced to 50,000,000.

Effect on the Company’s Equity Compensation Plans

The reverse stock split would reduce the number of shares of common stock authorized and available for issuance under the 2008 Omnibus Incentive Plan. Under the 2008 Omnibus Incentive Plan, the number of shares reserved and available for issuance and the number, exercise price, grant price or purchase price of shares subject to outstanding awards will be proportionately adjusted based on the reverse split ratio selected by the Board if the reverse stock split is effected. As a result, using the above data as of March 31, 2009 and assuming for illustrative purposes only that a 1-for-10 reverse stock split is effected, the number of shares issuable upon exercise or vesting of outstanding awards would be adjusted from 4,474,376 shares to 447,437 shares, and the 672,203 shares that were available for future issuance under the 2008 Omnibus Incentive Plan would be adjusted to 67,220 shares (subject to increase as and when awards made under the equity compensation plans expire or are forfeited and are returned in accordance with the terms of the plans). For individual holders, the number of shares subject to outstanding awards would be reduced by a factor of 10 and, in the case of outstanding stock options, the exercise price per share would be increased by a multiple of 10, such that upon an exercise, the aggregate exercise price payable by the optionee to the Company would remain the same. For example, an outstanding stock option for 5,000 shares of common stock, exercisable at $1.00 per share, would be adjusted as a result of a 1-for-10 split ratio into an option exercisable for 500 shares of common stock at an exercise price of $10.00 per share. In addition, as a result of the reverse stock split, the number of shares represented by each outstanding stock option, whether vested or unvested, and each outstanding restricted stock and restricted stock unit award would be rounded down to the nearest whole share. No payment would be made with respect to the amount that was eliminated as a result of the rounding-down.

Fractional Shares

The Company does not currently intend to issue fractional shares in connection with the reverse stock split. Stockholders who would otherwise hold fractional shares because the number of shares of common stock they hold before the reverse stock split is not evenly divisible by the split ratio ultimately selected by the Board will receive cash (without interest) in lieu of such fractional shares in an amount equal to the proceeds attributable to the sale of such fractional shares following the aggregation and sale by the Company’s transfer agent of all fractional shares otherwise issuable. Stockholders who own their shares in certificate form will receive such cash payment in lieu of fractional shares following the surrender of their pre-split certificates for post-split shares. The ownership of a fractional share interest will not give the holder any voting, dividend or other rights, except to receive the above-described cash payment. The Company will be responsible for any brokerage fees or commissions related to the transfer agent’s selling in the open market shares that would otherwise be fractional shares.

Stockholders should be aware that, under the escheat laws of various jurisdictions, sums due for fractional interests that are not timely claimed after the Effective Time may be required to be paid to the designated agent for each such jurisdiction, unless correspondence has been received by the Company or the transfer agent concerning ownership of such funds within the time permitted in such jurisdiction. Thereafter, if applicable, stockholders otherwise entitled to receive such funds, but who do not receive them, will have to seek to obtain such funds directly from the state to which they were paid.

Effect on Par Value

The proposed amendments to the Company’s Certificate of Incorporation will not affect the par value of the common stock, which will remain at $.01 per share.

Reduction In Stated Capital

As a result of the reverse stock split, upon the Effective Time, the stated capital on the Company’s balance sheet attributable to the common stock, which consists of the par value per share of the common stock multiplied by the aggregate number of shares of the common stock issued and outstanding, will be reduced in proportion to the size of the reverse stock split. Correspondingly, the Company’s additional paid-in capital account, which consists of the difference between the Company’s stated capital and the aggregate amount paid to the Company upon issuance of all currently outstanding shares of the common stock, will be credited with the amount by which the stated capital is reduced. The Company’s stockholders’ equity, in the aggregate, will remain unchanged.

No Going Private Transaction

Notwithstanding the decrease in the number of outstanding shares following the proposed reverse stock split, the Board does not intend for this transaction to be the first step in a “going private transaction” within the meaning of Rule 13e-3 of the Exchange Act.

Effect on Registered and Beneficial Holders

If the reverse stock split is effected, the Company intends to treat beneficial holders (i.e., stockholders who hold their shares in “street name” through a bank, broker or other nominee) in the same manner as registered stockholders whose shares are registered in their names. Banks, brokers or other nominees will be instructed to effect the reverse stock split for their beneficial holders holding shares in “street name.” However, these banks, brokers or other nominees may have their own procedures for processing the reverse stock split. Stockholders who hold shares with a bank, broker or other nominee and have questions in this regard are encouraged to contact their bank, broker or other nominee.

Effect on Registered Book-Entry Holders

The Company’s registered stockholders may hold some or all of their shares electronically in book-entry form under the direct registration system for securities. These stockholders will not have stock certificates evidencing their ownership of the Company’s common stock. They are, however, provided with a statement reflecting the number of shares registered in their accounts.

•	If you hold shares in a book-entry form, you do not need to take any action to receive your post-split shares or your cash payment in lieu of any fractional share interest, if applicable. If you are entitled to post-split shares, a transaction statement will automatically be sent to your address of record indicating the number of shares you hold.

•	If you are entitled to a payment in lieu of any fractional share interest, a check will be mailed to you at your registered address as soon as practicable after the Company’s transfer agent completes the aggregation and sale described above in “Fractional Shares.” By signing and cashing this check, you will warrant that you owned the shares for which you received a cash payment.

Effect on holders of Registered Certificated Shares

Some registered stockholders hold their shares of ACL common stock in certificate form or a combination of certificate and book-entry form. If any of your shares are held in certificate form, you will receive a transmittal letter from the Company’s transfer agent as soon as practicable after the effective date of the reverse stock split. The transmittal letter will contain instructions on how to surrender your certificate(s) representing your pre-split shares to the transfer agent. Upon receipt of your properly completed and executed letter of transmittal and your stock certificate(s), you will be issued the appropriate number of shares electronically in book-entry form under the direct registration system. This means that, instead of receiving a new stock certificate, you will receive a direct registration statement that indicates the number of post-split shares you own in book-entry form. At any time after receipt of your direct registration statement, you may request a stock certificate representing your post-split ownership interest. If you are entitled to a payment in lieu of any fractional share interest, payment will be made as described above under “Fractional Shares.”

No new shares in book-entry form will be issued and no payment in lieu of any fractional share interest will be made to you until you surrender your outstanding certificate(s), together with the properly completed and executed letter of transmittal, to the transfer agent.

YOU SHOULD NOT SEND YOUR CERTIFICATES NOW. YOU SHOULD SEND THEM ONLY AFTER YOU RECEIVE THE LETTER OF TRANSMITTAL FROM THE TRANSFER AGENT.

No Appraisal Rights

Under the Delaware General Corporation Law, the Company’s stockholders are not entitled to dissenter’s rights or appraisal rights with respect to the reverse stock split described in this proposal.

Certain Federal Income Tax Consequences of the Reverse Stock Split

The following is a general summary of certain U.S. federal income tax consequences of the reverse stock split that may be relevant to stockholders. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), Treasury regulations promulgated thereunder, published administrative rulings and judicial decisions as of the date hereof, all of which may change, possibly with retroactive effect, resulting in U.S. federal income tax consequences that may differ from those discussed below. This summary does not purport to be complete and does not address all aspects of federal income taxation that may be relevant to stockholders in light of their particular circumstances or to stockholders that may be subject to special tax rules, including, without limitation: (i) stockholders subject to the alternative minimum tax; (ii) banks, insurance companies, or other financial institutions; (iii) tax-exempt organizations; (iv) dealers in securities or commodities; (v) regulated investment companies or real estate investment trusts; (vi) partnerships (or other flow-through entities for U.S. federal income tax purposes and their partners or members); (vii) traders in securities that elect to use a mark-to-market method of accounting for their securities holdings; (viii) foreign stockholders or U.S. stockholders whose “functional currency” is not the U.S. dollar; (ix) persons holding the common stock as a position in a hedging transaction, “straddle,” “conversion transaction” or other risk reduction transaction; (x) persons who acquire shares of the common stock in connection with employment or other performance of services; (xi) dealers and other stockholders that do not own their shares of common stock as capital assets; (xii) U.S. expatriates or (xiii) persons who are considered foreign persons for U.S. federal income tax purposes. In addition, this summary does not address the tax consequences arising under the laws of any foreign, state or local jurisdiction and U.S. federal tax consequences other than federal income taxation. If a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds shares of the common stock, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership.

The Company has not sought, and will not seek, an opinion of counsel or a ruling from the Internal Revenue Service (“IRS”) regarding the U.S. federal income tax consequences of the reverse stock split and there can be no assurance the IRS will not challenge the statements and conclusions set forth below or that a court would not sustain any such challenge. EACH STOCKHOLDER SHOULD CONSULT SUCH HOLDER’S TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT TO SUCH STOCKHOLDER.

The reverse stock split should constitute a “recapitalization” for U.S. federal income tax purposes and, therefore, a reorganization within the meaning of Section 368(a)(1)(E) of the Internal Revenue Code. As a result, a stockholder generally should not recognize gain or loss upon the reverse stock split, except with respect to cash received in lieu of a fractional share of the common stock, as discussed below. A stockholder’s aggregate tax basis in the shares of the common stock received pursuant to the reverse stock split should equal the aggregate tax basis of the shares of the common stock surrendered (excluding any portion of such basis that is allocated to any fractional share of the common stock), and such stockholder’s holding period (i.e., acquired date) in the shares of the common stock received should include the holding period in the shares of the common stock surrendered. Treasury regulations promulgated under the Internal Revenue Code provide detailed rules for allocating the tax basis and holding period of the shares of the common stock surrendered to the shares of the common stock received pursuant to the reverse stock split. Stockholders who acquired their shares of common stock on different dates and at different prices should consult their tax advisors regarding the allocation of the tax basis and holding period of such shares.

A stockholder who receives cash in lieu of a fractional share of the common stock pursuant to the reverse stock split generally should recognize capital gain or loss in an amount equal to the difference between the amount of cash received and the holder’s tax basis in the shares of the common stock surrendered that is allocated to such fractional share of the common stock. Such capital gain or loss should be long-term capital gain or loss if the holder’s holding period for the common stock surrendered exceeded one year at the Effective Time.

Information Reporting and Backup Withholding.  Information returns generally will be required to be filed with the IRS with respect to the receipt of cash in lieu of a fractional share of the common stock pursuant to the reverse stock split. In addition, stockholders may be subject to a backup withholding tax (at the current applicable rate of 28 percent) on the payment of such cash if they do not provide their taxpayer identification numbers in the manner required or otherwise fail to comply with applicable backup withholding tax rules. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or allowed as a credit against the stockholder’s federal income tax liability, if any, provided the required information is timely furnished to the IRS.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THIS PROPOSAL TO AMEND THE COMPANY’S RESTATED CERTIFICATE OF INCORPORATION TO (A) EFFECT A REVERSE STOCK SPLIT AT A REVERSE SPLIT RATIO OF BETWEEN 1-FOR-3 AND 1-FOR-10, WHICH RATIO WILL BE SELECTED BY THE BOARD PRIOR TO THE TIME OF FILING OF A CERTIFICATE OF AMENDMENT WITH THE DELAWARE SECRETARY OF STATE AND (B) DECREASE THE NUMBER OF AUTHORIZED SHARES OF THE COMPANY’S COMMON STOCK TO 50,000,000 SHARES.

Remainder of this page intentionally left blank.

EQUITY COMPENSATION PLAN INFORMATION

Equity Compensation Plans

The table below outlines the number of shares of our common stock that are subject to outstanding options and stock unit awards granted under our stock compensation plans, the per share weighted-average exercise price of those options and stock unit awards, and the number of shares of Company common stock remaining available for future awards under the current stock compensation plans. The numbers in the table are as of December 31, 2008.

	Number of		Number of Securities
	Securities to be		Remaining Available
	Issued Upon	Weighted-Average	for Future Issuance
	Exercise of	Exercise Price of	Under Equity
	Outstanding Options	Outstanding Options	Compensation Plans

Equity compensation plans approved by stockholders (1)	724,880	12.82958	3,275,176
Equity compensation plans not approved by stockholders	872,716	2.08125	0

Total	1,597,596	6.70845	3,275,176

(1)	Includes 65,161 performance share units. Performance share units contain specific cumulative three year performance criteria and will only vest if those conditions are met. These shares do not carry an exercise price and therefore are not included in the weighted average exercise price.

Also in accordance with the Plan of Reorganization, ACL adopted the Equity Award Plan. The ACL Equity Award Plan offers incentives to directors, officers and key employees who are primarily responsible for the business. The ACL Equity Award Plan reserved 3,637,408 shares of Common Stock of the total authorized shares of Common Stock for equity awards.

PROPOSAL NO. 3
RATIFICATION OF SELECTION OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Subject to stockholder ratification, the Audit Committee has selected Ernst & Young LLP (“E&Y”) as the Company’s independent registered public accounting firm to audit the books and accounts of the Company for the fiscal year ended December 31, 2009. E&Y has audited the books and records of the Company for the fiscal years ending December 31, 2008, December 31, 2007, December 31, 2006, December 31, 2005, and December 31, 2004. Representatives of E&Y are expected to be available at the Annual Meeting to respond to appropriate questions and will be given the opportunity to make a statement, if they desire to do so.

In connection with the audit of the Company’s financial statements and internal control over financial reporting for fiscal year 2009, the Company is a party to an agreement with E&Y which sets forth the terms by which E&Y will perform audit services for the Company. That agreement is subject to alternative dispute resolution procedures and an exclusion of punitive damages. The agreement with E&Y with respect to audit services for fiscal year 2008 contained the same provisions.

Disclosure of Auditor Fees

The description of the fees billed to the Company by E&Y during the years ended December 31, 2007 and 2008 is set forth below.

	2008	2007

Audit Fees(1)	$1,120,153	$1,088,875
Audit-Related Fees(2)	$71,000	$90,575
Tax Fees(3)	$56,300	$58,148

Total Fees	$1,247,453	$1,237,598

(1)	Audit Fees were for professional services rendered for the audits of consolidated financial statements of the Company, consents, and assistance with review of documents and registration statements filed with the SEC.

(2)	Audit-Related Fees were for professional services rendered for financial statement audits of employee benefit plans.

(3)	Tax Fees were for permissible tax services including U.S. and foreign tax compliance, tax planning and tax advice that did not impair the independence of the auditor and that were consistent with the SEC’s rules on auditor independence.

Audit Committee Pre-Approval Policies and Procedures

The Company’s Audit Committee has a policy for the pre-approval of all audit and non-audit services provided by the Company’s independent registered public accounting firm. Each year, the Audit Committee approves the proposed services, including the type and nature of such services. Audit Committee pre-approval is also required for engagements that may arise during the course of the year that are outside the scope of the initial services and fees pre-approved by the Audit Committee. As required by the Sarbanes-Oxley Act, all audit and non-audit services provided in the fiscal years ended December 31, 2008, December 31, 2007 and December 31, 2006 were pre-approved by the Audit Committee in accordance with these policies and procedures.

THE BOARD RECOMMENDS A VOTE “FOR” THE PROPOSAL TO RATIFY THE SELECTION OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2009.

SECURITY OWNERSHIP OF AMERICAN COMMERCIAL LINES INC.

The following table sets forth the beneficial ownership of the Company’s Common Stock as of April 1, 2009 for the following: (i) each person who is known by the Company to own beneficially more than five percent of the outstanding shares of Common Stock; (ii) each member of the Board; (iii) each Named Executive Officer (as defined under “Compensation Discussion and Analysis” below) of the Company; and (iv) all Directors and executive officers of the Company as a group.

	Amount and
	Nature of
	Beneficial		Percent
Name of Beneficial Owner	Ownership(1)		of Class(1)

GVI Holdings, Inc.	12,937,908	(2)	25.45%
2 North Riverside Plaza, Suite 600 Chicago, IL 60606
Columbia Wanger Asset Management, L.P.	5,440,000	(3)	10.70%
227 West Monroe Street, Suite 3000 Chicago, IL 60606
BlackRock, Inc.	4,657,669	(4)	9.16%
40 East 52nd Street New York, NY 10022
WS Management, LLLP	2,858,400	(5)	5.62%
225 Water Street, Suite 1987 Jacksonville, FL 32202
Clayton K. Yeutter	152,147	(6)	*
Eugene I. Davis	92,779	(7)	*
Richard L. Huber	844,995	(8)	1.66%
Nils E. Larsen	106,806	(9)	*
Emanuel L. Rouvelas	105,445	(10)	*
R. Christopher Weber	102,839	(11)	*
Michael P. Ryan	34,759	(12)	*
Thomas R. Pilholski	3,000	(13)	*
William N. Whitlock	280,908	(14)	*
Dawn R. Landry	2,000	(15)	*
Mark R. Holden**
Christopher A. Black***
Tamra L. Koshewa****
Richard A. Mitchell Jr.*****
Directors and Executive Officers as a Group(11)	1,727,628		3.39%

*	Less than one percent

**	Mr. Holden resigned from all executive positions and from the Board effective March 1, 2008

***	Mr. Black resigned effective March 1, 2008 and served as a consultant until April 30, 2008.

****	Ms. Koshewa’s employment terminated March 6, 2009.

*****	Mr. Mitchell’s employment terminated March 19, 2008.

(1)	Applicable percentage of ownership is based on 50,840,090 shares of common stock outstanding as of April 1, 2009 together with applicable options to purchase shares of Common Stock for such stockholder. Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares subject to options held by that person that are currently exercisable or that become exercisable within 60 days following April 1, 2009 are deemed outstanding. However, such shares are not deemed outstanding for purposes of computing the percentage ownership of any other person. Unless otherwise indicated, the stockholder named in this table has sole voting and dispositive power with respect to the shares of common stock shown as beneficially owned by such stockholder. The common stock presented in this table reflects the two-for-one stock split of February 20, 2007.

(2)	According to the Schedule 13D/A filed with the SEC on March 24, 2009, this includes: (i) 5,317,084 shares of Common Stock as to which GVI Holdings, Inc. shares beneficial ownership; (ii) 139,530 shares of Common Stock as to which GAMI Investments, Inc. shares beneficial ownership; (iii) 7,481,294 shares of Common Stock as to which SZ Investments, L.L.C. shares beneficial ownership; (iv) 1,762,146 shares of Common Stock as to which HY I Investments, L.L.C. shares beneficial ownership; (v) 1,573,130 shares of Common Stock as to which EGI-Fund (05-07) Investors, L.L.C. shares beneficial ownership; and (vi) 1,375,000 shares of Common Stock as to which EGI-Fund (08-10) Investors, L.L.C. shares beneficial ownership, the aggregate 12,937,908 shares of Common Stock held by the stockholders, as to which each of which Chai Trust Company, L.L.C. shares beneficial ownership, represent approximately 25.4 percent of the issued and outstanding Common Stock. As disclosed in the Schedule 13D/A, 12,350,474 shares of Common Stock in the aggregate held by the stockholders are pledged to various financial institutions as collateral security for the repayment of debit balances in respect of certain loan facilities.

(3)	Beneficial ownership of Common Stock is as of February 28, 2009 as reported on Schedule 13G/A filed by Columbia Wanger Asset Management, L.P. with the SEC on March 9, 2009.

(4)	Beneficial ownership of Common Stock is as of December 31, 2008 as reported on Schedule 13G/A filed by BlackRock, Inc. with the SEC on February 10, 2009.

(5)	Beneficial ownership of Common Stock is as of December 31, 2008 as reported on Schedule 13G/A filed by WS Management, LLLP with the SEC on February 13, 2009.

(6)	This amount excludes 13,117 shares of restricted stock and options to purchase 57,433 shares of common stock that will not vest within 60 days of April 1, 2009. This amount includes 133,559 shares of common stock issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days of April 1, 2009. This amount includes 4,000 shares of common stock purchased by Mr. Yeutter. This amount includes 300 shares indirectly owned in a custodial account for the benefit of a minor child. This amount excludes 1,250 shares in the Yeutter Family Generation Skipping Trust account, for which Mr. Yeutter has neither voting nor dispositive power.

(7)	This amount excludes 8,744 shares of restricted stock and options to purchase 38,289 shares of common stock that will not vest within 60 days of April 1, 2008. This amount includes 83,255 shares of common stock issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days of April 1, 2009.

(8)	This amount excludes 8,744 shares of restricted stock and options to purchase 38,289 shares of common stock that will not vest within 60 days of April 1, 2008. This amount includes 456,863 shares of common stock issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days of April 1, 2009. This amount includes 30,000 shares of common stock purchased by Mr. Huber.

(9)	This amount excludes 8,744 shares of restricted stock and options to purchase 38,289 shares of common stock that will not vest within 60 days of April 1, 2008. This amount includes 76,870 shares of common stock issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days of April 1, 2009. This amount includes 20,412 shares of common stock owned by Mr. Larsen not granted as equity by the Company.

(10)	This amount excludes 8,744 shares of restricted stock and options to purchase 38,289 shares of common stock that will not vest within 60 days of April 1, 2008. This amount includes 83,255 shares of common stock issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days of April 1, 2009. This amount includes 10,000 shares held jointly with a family member and 2,666 shares held in trust for a family member.

(11)	This amount excludes 8,744 shares of restricted stock and options to purchase 38,289 shares of common stock that will not vest within 60 days of April 1, 2008. This amount includes 88,315 shares of common stock issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days of April 1, 2009. This amount includes 5,000 shares held jointly with a family member.

(12)	This amount excludes 70,473 shares of restricted stock and options to purchase 362,414 shares of common stock that will not vest within 60 days of April 1, 2008. This amount includes 26,800 shares of common stock issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days of April 1, 2009. This amount also excludes 70,473 shares of performance shares of restricted stock that will not have been earned within 60 days of April 1, 2009.

(13)	This amount excludes 32,631 shares of restricted stock and options to purchase 182,890 shares of common stock that will not vest within 60 days of April 1, 2009. This amount also excludes 32,631 shares of performance shares of restricted stock that will not have been earned within 60 days of April 1, 2009. This includes 3,000 shares purchased by Mr. Pilholski.

(14)	This amount excludes 51,121 shares of restricted stock and options to purchase 159,961 shares of common stock that will not vest within 60 days of April 1, 2009. This amount includes 132,039 shares of common stock issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days of April 1, 2009. This amount excludes 51,121 shares of performance shares of restricted stock that will not have been earned within 60 days of April 1, 2009. This includes 2,000 shares purchased by Mr. Whitlock.

(15)	This amount excludes 22,590 shares of restricted stock and options to purchase 72,873 shares of common stock that will not vest within 60 days of April 1, 2009. This amount also excludes 22,590 shares of performance shares of restricted stock that will not have been earned within 60 days of April 1, 2009. This includes 2,000 shares purchased by Ms. Landry.

Remainder of this page intentionally left blank

COMPENSATION DISCUSSION AND ANALYSIS

OVERVIEW OF 2008 COMPENSATION

A significant portion of the compensation for executive officers varies with Company performance. In addition, the value of a portion of the compensation for executive officers is tied to the price of Company stock.

The Committee evaluates risks and rewards associated with the Company’s overall compensation philosophy and structure. Management discusses with the Committee the practices that have been put in place to identify and mitigate, as necessary, potential risks. In particular, in 2008, the Committee adopted stock ownership requirements for senior executives to hold a defined multiple of the executive officer’s base salary in shares of the Company’s common stock.

The Compensation Committee has been monitoring the ongoing economic conditions. In 2008, the Committee decided to freeze base salaries for 2009. In addition, the Committee evaluated the most appropriate structure for measuring the performance of executive officers during this difficult period. Accordingly, beginning with awards of performance share units made in 2009, the Committee changed the vesting terms for the performance share unit awards to graded vesting which it determined was in line with common business practice and which more appropriately rewards Company performance.

Overview of the Executive Compensation Program

The Compensation Committee of the Board of the Company (the “Committee”), which is comprised of three independent, non-employee directors as required under the Nasdaq listing standards, is responsible for overseeing the Company’s executive compensation program. During fiscal year 2008, the Committee consisted of Messrs. Larsen, Rouvelas and Weber. Mr. Weber served on the Compensation Committee until January 27, 2009, at which time Mr. Huber was appointed to serve on the Compensation Committee.

The Committee regularly reviews and approves the Company’s executive compensation strategy and principles to ensure they are aligned with the Company’s business strategy and objectives, stockholder interests and corporate culture and appropriately promote the objectives of the Committee’s compensation philosophy. The Committee annually reviews and approves corporate goals and objectives relevant to all compensation elements for the Company’s Chief Executive Officer and other executive officers of the Company, evaluates their performance in light of those goals and objectives, and sets compensation levels based on the evaluations. The Committee receives and considers input from the Chief Executive Officer and the Senior Vice President of Human Resources with respect to all elements of compensation for executive officers (other than their own compensation), including recommendations for salary adjustments, annual incentive plans and long-term incentive awards. However, the Committee exercises its discretion in modifying any recommended adjustments or awards to the other executive officers. The Chief Executive Officer, the Senior Vice President of Human Resources, and the Senior Vice President, General Counsel & Corporate Secretary participate in Committee meetings on a regular basis, review compensation matters and provide responses to Committee member questions. The Committee holds executive sessions without members of management present at least quarterly, but typically six times per year.

In making compensation decisions, the Committee reviews the amount of total compensation paid to each executive officer and the amount of wealth generated through employment service, and considers the relative amount of total compensation paid to the Company’s executive officers. This Compensation Discussion and Analysis provides a discussion of the Committee’s compensation philosophy and practices, the elements of compensation of the Company’s Chief Executive Officer and the other Named Executive Officers who are listed in the Summary Compensation Table that follows (collectively, the “Named Executive Officers”), why those elements have been selected and how they are applied and implemented by the Committee.

INCLUSION OF FORMER EXECUTIVE OFFICERS

Messrs. Mark Holden and Christopher Black served as the principal executive officer and principal financial officer, respectively, of the Company during a portion of the 2008 fiscal year. However, Mr. Holden resigned from his positions with the Company effective March 1, 2008. On September 5, 2007, Mr. Black informed the Company of his plan to leave the Company upon expiration of his employment agreement on February 22, 2008. In February 2008, the Company entered into an agreement with Mr. Black to extend his employment through March 1, 2008 and thereafter to serve as a consultant to the Company until April 30, 2008. From March 1, 2008, until March 19, 2008, Ms. Tamra Koshewa served as the interim principal financial officer of the Company. Ms. Koshewa subsequently left the Company in March 2009. This Compensation Discussion and Analysis also includes discussion of the compensation arrangements of Mr. Richard Mitchell who served as Senior Vice President, Corporate Strategy of the Company in the 2008 fiscal year until his resignation on March 29, 2008. Because the Compensation Discussion and Analysis primarily relates to our 2008 fiscal year, the compensation of Messrs. Holden, Black and Ms. Koshewa are included throughout this discussion because each of Messrs. Holden, Black and Ms. Koshewa served as either the principal executive officer or principal financial officer of the Company during the 2008 fiscal year. The compensation of Mr. Mitchell is included in this discussion because, pursuant to the executive compensation disclosure rules, Mr. Mitchell would have been a Named Executive Officer of the Company in 2008 had he remained with the Company through the end of the fiscal year.

Objectives of the Executive Compensation Program

The primary objective of the Company’s executive compensation program is to align the wealth creation opportunity of the Company’s Named Executive Officers with increases in stockholder value. The Committee considers the attendant impact on stockholder value when making compensation decisions for Named Executive Officers. The Committee uses various measures of stockholder value in its assessment, including but not limited to: earnings before interest, taxes, depreciation and amortization (“EBITDA”); earnings per share (“EPS”); net income; and share price.

Additionally, another objective of the Company’s executive compensation program is to attract and retain first-class management talent from transportation, manufacturing and other industries who are capable of developing and executing the Company’s strategic plan.

Executive Compensation Is Designed to Reward Company Performance

The Company’s executive compensation program rewards company performance and the contributions made by the Named Executive Officers. A large portion of the total compensation granted to the Named Executive Officers is at risk and contingent upon the achievement of certain company-wide operational and financial metrics. The Board approves the metrics on a fiscal-year basis within the process of its approving the Company’s overall annual budget. The metrics, individually and together, are quantifiable and measurable, and are not qualitative. Specific metrics may change over time, but for 2008, included EPS; EBITDA; safety; environmental; 10K barrel liquid turn rate; covered hopper stationary days; selling, general and administrative (“SG&A”) expenses compared to revenue; and average working capital as a percent of revenue. Working capital as a percent of revenue is calculated as the sum of accounts receivable, inventory and other current assets, minus accounts payable and other current liabilities, then divided by annual revenue. These metrics align Company goals with executive compensation by rewarding achievement of metrics used by the Board to evaluate the Company’s performance.

Components of Named Executive Officer Compensation

There are three main components to compensation for Named Executive Officers:

•	Cash Compensation — Base Salary;

•	Cash Compensation — Annual Bonus Opportunity; and

•	Equity Compensation — Restricted Stock Units and Stock Options.

Why the Company Chooses to Pay Each Element

Cash Compensation — Base Salary

Each Named Executive Officer receives a base salary commensurate with the scope and responsibility of his/her position. The base salary is established giving due consideration to the Named Executive Officer’s knowledge, experience, expertise and abilities. The Named Executive Officer’s expected contributions are also considered.

The Named Executive Officer has the opportunity to receive increases and, in certain circumstances, decreases in base salary based on individual performance and company performance although changes in executive compensation are mainly provided through performance-oriented components of executive compensation.

The Company believes that offering competitive base salaries is necessary to attract and retain talented executives who will help maximize the short and long-term value of the Company.

Cash Compensation — Annual Bonus Opportunity

Each Named Executive Officer has the opportunity to benefit from company performance that meets or exceeds Board of Director’s approved performance targets through participation in the Company’s annual cash bonus program. The annual bonus program ties executive compensation to Company performance by making payments contingent upon the achievement of performance-based metrics. The annual bonus program rewards and aligns the activity of the Named Executive Officer throughout the course of the year.

The Company believes annual performance-based bonuses are an important element of compensation because they reward excellent performance and encourage the Named Executive Officers to continue to strive for a high level of Company performance that builds stockholder value. As noted previously, Named Executive Officers have the potential to receive annual performance-based bonuses, as do all non-bargaining employees, upon the achievement of annually established operating and financial metrics such as: EPS; EBITDA; safety; environmental; 10K barrel liquid turn rate; covered hopper stationary days; SG&A expenses compared to revenue; and average working capital as a percent of revenue.

Equity Compensation — Restricted Stock Units and Stock Options

Each Named Executive Officer has the opportunity to participate in the long-term equity performance of the Company through the receipt of Company restricted stock units and stock options, which are granted pursuant to the Company’s 2008 Omnibus Incentive Plan. The long-term incentive award for each Named Executive Officer consists of (i) options to purchase shares of the Company’s common stock, (ii) time-based restricted stock units and (iii) performance-based restricted stock units.

The Committee grants stock options and time-based restricted stock units to motivate Named Executive Officers to align their interests with the interests of the Company’s stockholders and to focus on the long-term performance of the business.

The Committee grants performance-based restricted stock units to tie Named Executive Officer compensation to the performance of the Company and to motivate and focus Named Executive Officer activity over the course of several years.

The Committee believes that equity compensation is an important factor with respect to the retention of the Company’s Named Executive Officers and the alignment of their interests with those of the Company’s stockholders. Such equity compensation provides an incentive that focuses the Named Executive Officer’s attention on managing the Company from the perspective of an owner with an equity stake in the business.

How the Company Determines the Amount for Each Element

Base Salary

The Committee determines each Named Executive Officer’s base salary through the assessment of its needs and what the market requires to fulfill those needs. The Committee considers the Company’s existing compensation structure and determines the appropriate compensation for desired levels of responsibility. The Committee does not apply a formula for determining base salary or annual changes to base salary levels.

The base salaries for Named Executive Officers, including the Chief Executive Officer (the “CEO”), are determined by the Committee based on several factors, including but not limited to:

•	The nature and responsibility of the position;

•	The experience and performance of the individual Named Executive Officer; and

•	The recommendations of the Company’s CEO and Senior Vice President of Human Resources (except with regard to their own salaries).

The factors considered by the Committee are not assigned specific weights. In 2008, the Committee entered into offer letters with Messrs. Ryan and Pilholski and Ms. Landry. When determining the initial base salary for each of these Named Executive Officers, the Committee considered the factors listed above. The offer letters of each of the Company’s Named Executive Officers are described under “Employment Agreements.” Their base salaries earned for 2008 are shown in the “Salary” column of the Summary Compensation Table.

As discussed above, in light of the current economic conditions, the Committee decided in 2008 to freeze base salaries for 2009.

Cash Compensation — Annual Bonus Opportunity

Each Named Executive Officer has a specified target percentage of his/her base salary that determines the targeted annual bonus opportunity. The Named Executive Officer has the ability to exceed or fall short of his/her targeted annual bonus opportunity within a specified band. The Company pays 50 percent of a Named Executive Officer’s targeted annual bonus when the Company achieves a level of performance equal to 80 percent of the established base-line performance criteria. The Company may pay up to 150 percent of a Named Executive Officer’s targeted annual bonus when the Company achieves a level of performance equal to 120 percent of the established base-line performance criteria. If the Company achieves less than 80 percent of the established baseline performance, then no payout is made. Each of the established performance criteria is measured individually so it is possible to achieve various percentages of each individual performance metric.

The annual cash bonuses paid to the Company’s Named Executive Officers were based on the Company’s 2008 Annual Incentive Plan (the “AIP”). The Committee considered a combination of financial measures and business objectives when determining 2008 bonuses. The financial measures (70 percent of the total) included EPS (40 percent) and EBITDA (30 percent) (the “Budgeted Financial Measures”). The remaining 30 percent was tied to the achievement of the following business objectives:

safety (10 percent); environmental (5 percent); 10K barrel liquid turn rate (2.5 percent); covered hopper stationary days (2.5 percent); SG&A as a percentage of revenues (5 percent); and average working capital as a percentage of revenue (5 percent) (the “Budgeted Business Objectives” and together with the Budgeted Financial Measures, the “Budgeted Performance Goals”). An individual’s target award opportunity is calculated based upon a percentage of base salary determined by job level and the achievement of the defined Company Budgeted Performance Goals. The actual amounts of incentive awards are calculated using the following formula:

Actual Base Salary Earnings	x	Target Award Opportunity	x	Overall Performance Score

For fiscal year 2008, the Target Award Opportunities for the Named Executive Officers ranged from 65 percent to 100 percent of actual base salary depending on position. For fiscal year 2008, the Committee determined the extent to which the Budgeted Performance Goals were achieved and approved the amount of the annual incentive bonus to be paid to each Named Executive Officer. For performance in fiscal year 2008, the Company paid a total of $0.6 million to Named Executive Officers and a total of $11.4 million to all employees under the AIP.

The Committee sets the Budgeted Performance Goals based on projections of the Budgeted Financial Measures and the Budgeted Business Objectives. When the Committee established the Budgeted Performance Goals for fiscal year 2008, it did so based upon the Company’s budgets and projections for the coming year which the Company has maintained as confidential. In the past the Company has provided guidance to the market in the form of projected ranges of full year EBITDA and EPS, however, the Company has never disclosed and has maintained the confidentiality of its yearly Budgeted Performance Goals.

The Company’s business is based on creating long-term stockholder value through obtaining and renewing long-term contracts that generate revenue from competitive freight rates in the Company’s transportation segment and external builds in the Company’s manufacturing segment. In each of these segments, the Company is subject to intense competition. It competes vigorously for these contracts. The disclosure of the specific goals for each of the Budgeted Performance Goals during the past fiscal year would provide the Company’s competitors, customers and third parties with detailed information not currently publicly available. This information would arm these competitors, customers and third parties with unfair bargaining leverage due to the detailed insight into the Company’s strategic business goals, ability (or lack thereof) to be flexible in achieving them, and its cash and other resources available to accomplish these goals, as well as an unfair insight into the expectations for management regarding contract renewals and extensions. This detailed information would give others a competitive advantage over the Company and insight into the economic drivers of the operation and expansion of the Company.

In 2008, the Committee established Budgeted Performance Goals that required exceptional performance to ensure that the annual bonus payment maintains its performance-based nature and does not become and is not perceived as an entitlement. Accordingly, the Named Executive Officers received in 2009 pay outs from the 2008 Annual Incentive Plan between 0 percent and 150 percent of the Company’s various performance targets for 2008 performance. For 2008, the average payout to the Named Executive Officers was 84 percent. In 2007, the Company paid out between 0 percent and 138 percent of its various performance targets to Named Executive Officers. In 2007, the average payout to the Named Executive Officers was 14 percent. In 2006, the Company paid out between 0 percent and 150 percent of its various performance targets to Named Executive Officers. In 2006, the average payout to the Named Executive Officers was 104 percent.

Because they were not employed by the Company at the time the cash bonuses were paid pursuant to the 2008 AIP, Messrs. Holden and Black did not receive cash bonuses for 2008. Cash bonus information for the Named Executive Officers is shown in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

Equity Compensation — Restricted Stock Units and Stock Options

As discussed above, the Committee grants annual equity awards to Named Executive Officers consisting of (i) options to purchase shares of the Company’s common stock, (ii) time-based restricted stock units and (iii) performance-based restricted stock units. The Committee allocates these three types of equity grants into three components of compensation and weights them to place the primary focus on aligning executive equity with stockholder value.

Each Named Executive Officer has a targeted percentage of his or her base salary that determines the potential value of that year’s equity grant. The targeted percentage is determined based upon an assessment of the Named Executive Officer’s grade level and a discretionary assessment of performance, the Named Executive Officer’s ability to impact the Company’s results, and the Named Executive Officer’s anticipated future contributions.

Stock options comprise 50 percent of the value of equity compensation, and are granted at fair market value on date of grant determined under a Black-Scholes option valuation method. Stock options vest ratably over three years, and generally expire ten years from the date of grant.

Time-based restricted stock units comprise 25 percent of the value of equity compensation. Time-based restricted stock units vest in a cliff fashion on the third anniversary of the date of the grant.

Performance-based restricted stock units comprise 25 percent of the value of equity compensation. The performance-based restricted stock units cliff vest in three years, assuming that the Board’s established annual performance metrics are met, on a cumulative basis, for the three-year period. The relevant annual performance metrics for each of the three years are a subset of the metrics approved for the annual bonus opportunity. A shortfall in performance in any year of the three year period can be made up by above target performance in later years. For awards of performance-based restricted stock units made in 2008 and prior years, unlike the annual bonus opportunity, there was no graded vesting for the performance-based restricted stock units. Awards considered probable to vest given performance to the date of any period end are expensed over the vesting period. The value of each award is its fair market value on the grant date, which is the closing market price on that date. Cumulative performance against the long-term, performance-based criteria defined in for each of the 2006, 2007 and 2008 three year award periods has not resulted in any of the awards being deemed probable of vesting and no cumulative expense has been recorded for shares expected to vest based on achievement of the targets.

After fiscal year 2008, the Committee reviewed the terms of the performance-based restricted stock unit awards and determined that common business practice allowed for graded vesting of performance-based restricted stock unit awards. Graded vesting provides the opportunity for a portion of the award to be paid after the three year period, commencing with performance equal to 80 percent of plan. However, the graded vesting requires performance of 120 percent of plan to earn a 100 percent payout of the performance units. Given the uncertain economic times, the Committee believes graded vesting provides reasonable targets that are achievable, but makes it more difficult to achieve 100 percent vesting. Accordingly, on March 9, 2009, the Committee revised the methodology for payment of performance-based restricted stock units granted to the Named Executive Officers beginning with performance-based restricted stock units granted in 2009. Beginning with the grant in 2009, performance-based restricted stock units will allow for graded vesting. Specifically, at the end of the three-year performance period, payments, if any, would be made as follows:

•	80 percent of performance equates to 50 percent of performance share units vesting

•	100 percent of performance equates to 75 percent of performance share units vesting

•	120 percent of performance equates to 100 percent of performance share units vesting

The performance-based restricted stock units will continue to be subject to the satisfaction of pre-established performance measures based upon (i) EBITDA and (ii) EPS.

In addition to annual equity awards described above, stock options and other forms of equity compensation may be granted to some Named Executive Officers when the Named Executive Officer first joins the Company. The Company believes that including equity as part of a compensation package for new hires is important to attract talented individuals who are needed to enhance the short and long-term value of the Company. Additionally, this practice gives newly appointed executives an immediate interest in the long-term value of the Company. In 2008, the Committee made a new-hire grant of stock options to Mr. Pilholski. In addition, the Committee made a promotional grant of stock options to Mr. Ryan upon his appointment as CEO of the Company.

Because they were not employed by the Company at the time the annual equity awards were made, Messrs. Holden and Black did not receive annual equity awards for 2008. The grant date fair value of restricted stock, restricted stock units and securities underlying stock options awarded to Named Executive Officers expensed in fiscal years 2008, 2007 and 2006 in compliance with FAS 123R are reported in the Summary Compensation Table.

Other Benefits

Salary Continuation Plan.  The Company maintains a salary continuation plan under which supplemental retirement benefits are paid as a function of final pay. Following the Company’s emergence from bankruptcy, the only participant under the salary continuation plan is Mr. Whitlock, a Named Executive Officer. Benefits under the salary continuation plan are payable upon Mr. Whitlock’s termination, retirement, death or total and permanent disability, or upon a change of control, and include: (i) credits of contributions and earnings to a bookkeeping account kept for Mr. Whitlock’s benefit and (ii) an amount equal to Mr. Whitlock’s annualized final salary at retirement. As of December 31, 2008, the value of Mr. Whitlock’s vested interest was $1.5 million.

How Does Each Element and the Company’s Decisions Regarding the Element Fit Into the Company’s Overall Compensation Objectives and Affect Decisions Regarding Other Elements?

The Company and the Committee seek to provide an opportunity to the Named Executive Officers to create wealth as stockholder value increases. To this end, a substantial portion of Named Executive Officer compensation is based on the annual and long-term achievement of measurable operating and financial metrics. Achievement of these performance metrics has a material impact on a Named Executive Officer’s wealth creation opportunity and annual cash compensation.

The Committee believes that the Named Executive Officers should expect to receive the majority of their compensation through components that are at risk and that annual compensation should be secondary to long-term wealth creation through the appreciation of equity.

As the Company designs its compensation programs to be related to performance, it is able to tie the wealth creation of the Named Executive Officers to increases in stockholder value.

Of note, the Committee regularly receives and reviews executive compensation tally sheets at its Committee meetings. The tally sheets allow the Committee to continuously monitor compensation and wealth creation vis-à-vis performance.

EXECUTIVE COMPENSATION POLICIES

Securities Trading Policy

This policy prohibits the Named Executive Officers, certain executives and other employees from engaging in any transaction in which they may profit from short-term speculative swings in the value of the Company’s securities, as well as prohibiting the buying or selling of puts, calls or other derivatives of Company securities. In addition, this policy is designed to ensure compliance with all insider trading rules.

Executive Officers Stock Ownership Guidelines

The Board believes that executive officers, including the Named Executive Officers, should own and hold Company common stock to further align their interests and actions with the interests of the Company’s stockholders. Accordingly, the Board adopted the Executive Officers Stock Ownership Guidelines (the “Officer Guidelines”), effective as of April 1, 2008.

Pursuant to the Officer Guidelines, executive officers of the Company are required to hold a multiple of the executive officer’s base salary converted to a fixed number of shares. The guideline for the Company’s Chief Executive Officer is set at four times annual base salary. The guidelines for the Company’s Executive Vice President, Chief Financial Officer and Senior Vice Presidents are set at three times the executive officer’s annual base salary. The guidelines for Grade 17 Vice Presidents are set at one point five times the executive officer’s annual base salary. The guidelines are initially calculated using the executive officer’s base salary as of the later of the date the Officer Guidelines were adopted or the date the individual became an executive officer. The guidelines are re-calculated whenever an executive officer changes pay grade.

The stock ownership levels should be achieved by the Chief Executive Officer within five years of the adoption of the Officer Guidelines or within five years of appointment. Stock ownership levels should be achieved by the Executive Vice President, Chief Financial Officer, Senior Vice Presidents and Grade 17 Vice Presidents within four years of the adoption of the Officer Guidelines or within four years from appointment. Once achieved, ownership of the Officer Guideline amount must be maintained as long as the executive officer remains with the Company.

Failure to meet, or show sustained progress toward meeting, the Officer Guidelines may result in an executive officer receiving future annual cash bonuses in the form of equity until he or she has satisfied the Officer Guidelines. The Company may also bar the executive officer from selling Company common stock until the Officer Guideline has been achieved; provided, however, that neither of these alternatives shall be exercised by the Company if the Executive Officer has not sold any stock.

Stock Option Grant Policies

The Committee is responsible for reviewing and approving any equity award under the Company’s equity based plans, as well as considering, recommending, administering and implementing the Company’s equity based plans.

In connection with the approval of equity awards under the Company’s equity based plans, the Company has not adopted a formal stock option grant policy. However, as a general practice, all equity awards made by the Committee are granted on the date of the meeting at which the award was approved. The grant price for the equity award is based on the closing price of the Company’s common stock on the Nasdaq Stock Market on the approval date. No equity award may be modified after the grant date except by the action of the Committee. Generally, annual equity awards are approved by the Committee at a regularly scheduled meeting during an open trading window. Except in the case of extraordinary circumstances, the Committee grants annual equity awards at the first regularly scheduled meeting during an open trading window after annual financial statement information is available. In the case of a new hire whose employment agreement or offer letter contains an award that must be approved by the Committee prior to the next regularly scheduled meeting during an open trading window, the grant price is based on the closing price of the Company’s common stock on the Nasdaq Stock Market on the later to occur of the approval date or the commencement of employment of the new hire.

Deductibility of Compensation Over $1 Million

Section 162(m) of the Code generally disallows a tax deduction to public companies for compensation in excess of $1 million (including stock options and restricted stock units) paid in one year to the Named Executive Officers. Performance-based compensation (including stock options and restricted stock units) is subject to an exception, provided such compensation meets certain requirements, including stockholder approval. The basic philosophy of the Committee is to periodically review the potential consequences of Section 162(m) and to strive to provide the Named Executive Officers of the Company with a compensation package which will preserve the deductibility of such payments for the Company to the extent reasonably practicable and to the extent consistent with its other compensation objectives. However, the Committee reserves the right to use its judgment to authorize compensation payments that do not comply with certain exemptions in Section 162(m) when it believes that such payments are appropriate and in the best interests of the stockholders, after taking into consideration changing business conditions or the Named Executive Officer’s performance.

Recoupment of Equity Awards

The Company’s 2005 Stock Incentive Plan and the 2008 Omnibus Incentive Plan each include a clawback provision requiring return and/or forfeiture of performance-based payments or awards. The provisions require that in the event any award or other payment is based upon the satisfaction of financial performance metrics which are subsequently reversed due to a restatement or reclassification of financial results of the Company or any subsidiary or affiliate, then any payments made or awards granted shall be returned and/or forfeited to the extent required and as then provided by applicable laws, regulations or listing requirements.

Policy Against Re-pricing Stock Options

The Company has steadfastly maintained a consistent policy against repricing stock options. We believe this is a critical element in maintaining the integrity of our equity compensation program and ensuring alignment of senior executives’ interests with the interests of our stockholders.

Perquisites and Other Personal Benefits

As a general rule, the Company does not provide perquisites and other personal benefits to its Named Executive Officers.

Compensation of the Chief Executive Officer

In connection with Mr. Ryan’s appointment as President and Chief Executive Officer of the Company, the Committee approved a new letter agreement with Mr. Ryan. Under the terms of his employment letter agreement, Mr. Ryan will receive a base salary of $425,000 per year. For a detailed description of Mr. Ryan’s employment letter agreement, see the section entitled Employment Agreements — Michael P. Ryan.

Mr. Ryan’s annual incentive bonus for fiscal year 2008, paid in 2009, was $251,888 which represents approximately 84 percent of his targeted bonus opportunity. As a participant in the AIP, Mr. Ryan’s annual incentive bonus was based on the financial performance of the Company and accomplishment of key objectives set forth in the AIP as described in the section entitled Cash Compensation — Annual Bonus Opportunity.

Mr. Ryan received long-term incentive awards in amounts determined by the Committee in accordance with the factors described above for all Named Executive Officers. In connection with his promotion to Chief Executive Officer of the Company, on February 21, 2009, Mr. Ryan received 62,352 shares of the Company’s common stock with an exercise price equal to the closing price of the Company’s common stock on the grant date and options to purchase 70,146 shares of the Company’s common stock with an exercise price equal to 125 percent of the fair market value of the Company’s common stock on the grant date. Both grants of stock options vest and become exercisable on the third anniversary of the grant date. In addition, in 2008 Mr. Ryan received options to purchase 20,264 shares of the Company’s common stock, 4,559 time-based restricted stock units and the opportunity to receive 4,559 performance-based restricted stock units in his capacity as Senior Vice President, Sales and Marketing prior to his promotion to Chief Executive Officer.

Remainder of this page intentionally left blank.

SUMMARY COMPENSATION TABLE

							Change in
							Pension
							Value and
							Nonqualified
						Non-Equity	Deferred
				Stock	Option	Incentive Plan	Compensation	All Other
Name and Principal		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation		Total
Position	Year	($)	($)	($)(7)	($)(7)	($)(1)	($)(2)	($)		($)

Michael P. Ryan	2008	$408,333	$—	$70,347	$447,875	$251,888	$20,678	$9,200	(5)	$1,208,317
President and Chief Executive Officer(9)
Mark R. Holden(3)	2008	$83,333	$—	$25,935	$57,024	$—	$—	$6,608	(5)	$172,900
President and Chief	2007	$500,000	$—	$442,050	$404,428	$81,863	$14,215	$10,786		$1,453,342
Executive Officer	2006	$475,000	$—	$462,342	$270,335	$505,447	$13,644	$13,306		$1,740,074
Thomas R. Pilholski	2008	$255,000	$—	$—	$142,400	$138,783	$—	$22,659	(10)	$558,842
Senior Vice President, Chief Financial Officer and Treasurer
Christopher A. Black(4)	2008	$135,434	$—	$12,967	$22,653	$—	$—	$2,100	(5)	$173,154
Senior Vice President	2007	$315,000	$—	$123,141	$126,488	$—	$11,616	$8,926		$585,171
Chief Financial Officer	2006	$295,000	$—	$123,976	$73,147	$279,246	$11,321	$5,737		$788,427
Tamara Koshewa	2008	$222,360	$—	$91,144	$55,577	$86,050	$11,626	$9,200	(5)	$475,957
Vice President of Finance and Corporate Controller(11)
W. N. Whitlock	2008	$340,000	$—	$99,494	$181,907	$284,682	$3,186	$13,700	(6)	$922,969
Executive Vice	2007	$340,000	$—	$207,642	$182,601	$77,860	$—	$12,567		$793,553
President	2006	$325,000	$—	$205,991	$118,474	$424,547	$14,890	$59,161		$1,148,063
Dawn R. Landry	2008	$144,087	$—	$—	$—	$78,418	$—	$5,250	(5)	$227,755
Senior Vice President and General Counsel
Richard A. Mitchell Jr.	2008	$293,157	$—	$306,222	$142,999	$20,174	$—	$4,826	(5)	$767,378
Senior Vice President Corporate Strategy(8)

(1)	AIP payments received March 13, 2009 for year 2008 performance.

(2)	As of December 31, 2008, represents 15 months from previous valuation date of September 30, 2007.

(3)	Mr. Holden resigned from the Company effective March 1, 2008.

(4)	Mr. Black resigned as Senior Vice President and Chief Financial Officer effective March 1, 2008.

(5)	Company 401(k) contributions.

(6)	Includes Salary Continuation Plan earnings of $19,197 and $1,700 in Company 401(k) contributions.

(7)	Dollar values represent the expense recognized for financial statement purposes in the year in accordance with Statement of Financial Accounting Standards No. 123R (“FAS 123R”). For a discussion of the assumptions used in determining these values, see Note 14 to our 2008 audited financial statements included in the Form 10-K.

(8)	Mr. Mitchell resigned from the Company effective March , 2008.

(9)	Mr. Ryan became President and Chief Executive Officer on March 1, 2008. He had previously served as Senior Vice President of Sales and Marketing.

(10)	Includes $8,208 in Company 401(k) contributions and $14,451 in relocation reimbursement.

(11)	Ms. Koshewa served as interim principal financial officer of the Company from March 1, 2008 until March 19, 2008. Ms. Koshewa subsequently left the Company in March 2009.

Remainder of this page intentionally left blank.

EMPLOYMENT AGREEMENTS

Michael P. Ryan

On March 12, 2008, the Company entered into an employment letter agreement with Michael P. Ryan, the President and Chief Executive Officer of ACL. Under the terms of his employment letter agreement, Mr. Ryan: (a) will receive a base salary of $425,000 per year, subject to annual increases, if any, at the discretion of the Compensation Committee of the Board, (b) will be eligible to receive an annual target bonus beginning in 2009 of 75 percent of his base salary subject to meeting certain performance criteria, (c) received a grant of 62,352 stock options to purchase shares of the Company’s common stock with an exercise price equal to $17.82 per share, which options will vest and become exercisable on the third anniversary of the grant date, (d) received a grant of 70,146 stock options to purchase shares of the Company’s common stock with an exercise price equal to $22.25 per share, which options will vest and become exercisable on the third anniversary of the grant date, and (e) will be eligible to receive any other perquisites and benefits offered by the Company. Mr. Ryan’s employment letter agreement also included post-employment provisions which are summarized in the section entitled “Post-Employment Provisions.”

Mark R. Holden

On January 18, 2005, the Company entered into an employment agreement with Mark R. Holden, the President and Chief Executive Officer of ACL and each of its operating subsidiaries. The contract expired on January 18, 2008, and Mr. Holden resigned from the Company effective March 1, 2008.

Thomas R. Pilholski

On March 18, 2008, the Company entered into an employment letter agreement with Thomas R. Pilholski, the Senior Vice President and Chief Financial Officer of ACL. Under the terms of his employment letter agreement, Mr. Pilholski: (a) will receive a base salary of $325,000 per year, subject to annual increases, if any, at the discretion of the Compensation Committee of the Board, (b) will be eligible to receive an annual target bonus of 65 percent of his base salary subject to meeting certain performance criteria, (c) received a grant of 52,376 stock options to purchase shares of the Company’s common stock with an exercise price equal to the closing price of the Company’s common stock on the date of grant (which was Mr. Pilholski’s first day of employment), which options will vest and become exercisable on the third anniversary of the grant date, (d) received a grant of 25,253 stock options to purchase shares of the Company’s common stock with an exercise price equal to 125 percent of fair market value on the grant date, which options will vest and become exercisable on the third anniversary of the grant date, and (e) will be eligible to receive any other perquisites and benefits offered by the Company. Mr. Pilholski’s employment letter agreement also included post-employment provisions which are summarized in the section entitled “Post-Employment Provisions.”

Christopher A. Black

On February 22, 2005, the Company entered into an employment agreement with Christopher A. Black, Senior Vice President and Chief Financial Officer of ACL. The contract expired on February 22, 2008, and Mr. Black resigned as Senior Vice President and Chief Financial Officer effective March 1, 2008.

Pursuant to a letter agreement entered into between Mr. Black and the Company, beginning March 1, 2008 through April 30, 2008, Mr. Black served as a consultant to the Company and provided services on an as-needed and as-requested basis. Pursuant to the terms of this letter agreement, during the time Mr. Black served as a consultant to the Company, he: (a) received a base salary of $315,000 per year, which was Mr. Black’s annual base salary in effect on the date of the letter agreement, and (b) from February 29, 2008 until April 30, 2008, was eligible to receive a reimbursement of $1,100 per month for the cost of health care continuation coverage pursuant to COBRA. As a condition to receiving these payments, Mr. Black signed and agreed not to revoke the Company’s standard Release and Waiver of Employment and Termination of Employment Claims.

Tamra Koshewa

On June 26, 2006, the Company entered into an employment letter agreement with Tamra L. Koshewa, Vice President Finance & Corporate Controller of ACL and each of its operating subsidiaries. From March 1, 2008, until March 18, 2008, Ms. Koshewa acted as the interim principal financial officer under the same terms of this employment letter agreement. Under the terms of her employment letter agreement, Ms. Koshewa: (a) was entitled to receive a base salary of $210,000 per year, subject to change from time to time based on job performance, (b) was eligible to receive an annual AIP target bonus of up to 50 percent of her actual base earnings subject to meeting certain performance criteria, (c) was eligible to receive target Long-Term Incentive opportunity equal to 75 percent of the value of her base salary, subject to approval by the Board, and (d) received an equity grant of Restricted Stock Units equal to $200,000, of which the actual number of shares were determined based on the market close price on the date the grant was approved by the Compensation Committee, which vested 1/3 each year from the date granted. Ms. Koshewa’s employment with the company ended in March 2009.

W. N. Whitlock

On May 25, 2005, Mr. Whitlock’s nonqualified stock option agreement, incentive stock option agreement and restricted stock award agreement were amended to provide that if Mr. Whitlock’s employment is terminated due to death or disability, or without cause, or if Mr. Whitlock terminates his employment for good reason, all of his options will immediately become fully vested and exercisable and the restrictions on his restricted shares will fully lapse. If Mr. Whitlock’s employment is terminated for cause or if Mr. Whitlock terminates his employment without good reason, he will forfeit all rights and interests to any unvested restricted stock or options. Mr. Whitlock will have 90 days to exercise his vested options after his employment is terminated other than (i) for cause; (ii) upon his death, disability or retirement or (iii) if he terminates his employment without good reason. If his employment is terminated for cause, Mr. Whitlock will have one day following termination to exercise his vested stock options. If his employment is terminated due to death, disability or retirement, his vested options will be exercisable for a period of twelve months. Lastly, if he terminates his employment without good reason, Mr. Whitlock will have sixty days following such termination to exercise his vested stock options.

On August 1, 2006, the Company amended Mr. Whitlock’s Termination Benefits Agreement such that he serves as the Executive Vice President Governmental Affairs. On December 24, 2008, the Company amended Mr. Whitlock’s Termination Benefits Agreement to state that to the extent payments made under the agreement exceed the amount permitted to be paid pursuant to the provisions of Section 409A of the Internal Revenue Code without the imposition of a tax under that section, payments shall be deferred for a period of six months.

Rich A. Mitchell, Jr.

On September 13, 2005, the Company entered into an employment letter agreement with Rich A. Mitchell, Jr., the Senior Vice President of Mergers and Acquisitions of the Company and each of its operating subsidiaries. Under the terms of his employment letter agreement, Mr. Mitchell: (a) was entitled to receive a base salary of $250,000 per year, subject to annual increases, if any, at the discretion of the Compensation Committee of the Board, (b) was eligible to receive an annual target bonus of 65 percent of his base salary subject to meeting certain performance criteria and (c) received a grant of 10,000 shares of the Company’s restricted stock which vested 1/3 over each year for 3 years.

Dawn R. Landry

On April 25, 2008, the Company entered into an employment letter agreement with Dawn R. Landry, Senior Vice President-General Counsel & Corporate Secretary of ACL and each of its operating subsidiaries. Under the terms of her employment letter agreement, Ms. Landry: (a) will receive a base salary of $225,000 per year, subject to change from time to time based on job performance, (b) will be eligible to receive an annual AIP target bonus of up to 65% of her annual base earnings subject to meeting certain performance criteria, and (c) will be eligible to receive target Long-Term Incentive opportunity equal to 100 percent of annual base earnings, subject to approval by the Board.

GRANTS OF PLAN-BASED AWARDS

									All Other	All Other
									Stock	Option
									Awards:	Awards:	Exercise	Grant
			Estimated Future Payouts			Estimated Future Payouts			Number of	Number of	or Base	Date Fair
			Under Non-Equity			Under Equity			Shares of	Securities	Price of	Value of
			Incentive Plan Awards			Incentive Plan Awards			Stock or	Underlying	Option	the Equity
			Threshold	Target	Maximum	Threshold	Target	Maximum	Units	Options	Awards	Award
Name	Grant Date		($)	($)	($)	(#)	(#)	(#)	(#)	(#)	($/Sh)	($)
(a)	(b)		(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)

Michael P. Ryan	4/1/08	(1)	$159,375	$318,750	$478,125
	2/21/08					4,559	4,559	4,559				$81,241
	2/21/08								4,559			$81,241
	2/21/08									152,762	$17.82 to $22.28	$1,289,935

W. N. Whitlock	4/1/08	(1)	$170,000	$340,000	$510,000
	2/21/08					5,962	5,962	5,962				$106,243
	2/21/08								5,962			$106,243
	2/21/08									26,500	$17.82	$236,910

Thomas R. Pilholski	4/1/08	(1)	$105,625	$211,250	$316,875
	3/19/08									77,629	$15.39 to $19.24	$569,600

Dawn R. Landry	4/1/08	(1)	$73,125	$146,250	$219,375

(1)	The Committee adopted the 2008 Annual Incentive Plan (“AIP”) on April 1, 2008. These amounts are based on the Named Executive Officer’s annual salary. Ms. Landry did not receive equity grants on joining the Company during 2008. Ms. Koshewa and Mr. Mitchell’s 2008 grants of options of 10,195 and 17,147, respectively, were forfeited when they left the Company. Other share grants to Koshewa and Mitchell of 4,588 and 7,716, respectively were also forfeited on termination. Mr. Black and Mr. Holden did not receive an equity grant or any annual incentive for service in 2008.

On February 21, 2008, the Committee approved grants of long-term incentive awards under the American Commercial Lines Inc. Stock Incentive Plan to certain employees of the Company. The long-term incentive award for each Named Executive Officer consists of (i) options to purchase shares of the Company’s common stock, par value $.01 (the “Common Stock”), (ii) time-vested restricted stock units and (iii) performance-based restricted stock units. The number of shares included in each award and the option exercise price was calculated based upon the closing price of the Company’s Common Stock on February 21, 2008.

Performance-based restricted stock units.  The performance-based restricted stock units vest in full on February 21, 2011 subject to the Named Executive Officer’s continued employment with the Company or any subsidiary or affiliate of the Company and the satisfaction of certain pre-established performance measures in fiscal years 2008, 2009 and 2010 based upon: (i) EBITDA; and (ii) EPS. The Committee of the Board will approve the annual EBITDA and EPS performance targets for each year of the three-year performance period. No shares of performance-based restricted stock units are eligible to vest prior to the end of the three-year performance period unless the recipient is terminated without cause, for good reason or upon a change in control as set forth below.

Time-vested restricted stock units.  The time-vested restricted stock units vest in full on February 21, 2011 (the “Vesting Date”) subject to the Named Executive Officer’s continued employment with the Company or any subsidiary or affiliate of the Company through and including the Vesting Date.

In the event prior to the vesting of the stock options, time-vested restricted stock units or performance-based restricted stock units (each, a “Grant”), the Named Executive Officer’s employment with the Company is terminated without Cause (as defined in the Stock Option Agreement and Restricted Stock Unit Agreement) or for Good Reason (as defined in the Stock Option Agreement and Restricted Stock Unit Agreement) or in the event of a change of control of the Company, the Grant shall become fully vested.

Stock options.  The stock options granted to each Named Executive Officer become exercisable in three equal annual installments beginning on February 21, 2009. The exercise price of the stock options is equal to the closing price of the Company’s Common Stock on February 12, 2007 ($17.82 per share). The stock options expire on the earlier of: (a) February 21, 2018; or (b) to the extent the stock options are vested, the date that is one day following the date the optionee’s employment with the Company or any subsidiary or affiliate of the Company is terminated for Cause (as defined in the Stock Option Agreement).

Remainder of this page intentionally left blank.

OUTSTANDING EQUITY AWARDS AT 2008 FISCAL YEAR-END

	Option Awards							Stock Awards
													Equity
													Incentive
					Equity						Equity		Plan Awards:
					Incentive					Market	Incentive		Market or
					Plan			Number of		Value of	Plan Awards:		Payout
					Awards:			Shares of		Shares of	Number of		Value of
	Number of		Number of		Number of			Units of		Units of	Unearned		Unearned
	Securities		Securities		Securities			Stock		Stock	Shares,		Shares,
	Underlying		Underlying		Underlying			That		That	Units or		Units or
	Unexercised		Unexercised		Unexercised	Option		Have		Have	Other Rights		Other Rights
	Options		Options		Unearned	Exercise	Option	Not		Not	That Have		That Have
	(#)		(#)		Options	Price	Expiration	Vested		Vested	Not Vested		Not Vested
Name	Exercisable		Unexercisable		(#)	($)	Date	(#)		($)(1)	(#)		($)(2)

Michael P. Ryan	13,630	(3)	6,814	(4)	—	$16.815	2/1/2016	—		—	—		—
	3,178	(5)	6,358	(6)	—	$36.05	2/17/2017	—		—	—		—
	—		20,264	(7)	—	$17.82	2/21/2018	—		—	—		—
	—		62,352	(8)	—	$17.82	2/21/2018	—		—	—		—
	—		70,146	(9)	—	$22.25	2/21/2018	—		—	—		—
	—		—		—	—	—	4,434	(10)	$21,727	—		—
	—		—		—	—	—	1,908	(11)	$9,349	—		—
	—		—		—	—	—	4,559	(12)	$22,339	—		—
	—		—		—	—	—	—		—	5,452	(13)	$26,715
	—		—		—	—	—	—		—	1,908	(14)	$9,349
	—		—		—	—	—	—		—	4,559	(15)	$22,339
Thomas R. Pilholski	—		52,376	(16)	—	$15.39	3/19/2018	—		—	—		—
	—		25,253	(17)	—	$19.24	3/19/2018	—		—	—		—
Tamra L. Koshewa	1,820	(18)	3,642	(19)	—	$36.05	2/17/2017	—		—	—		—
	—		10,195	(20)	—	$17.82	2/21/2018	—		—	—		—
	—		—		—	—	—	2,426	(21)	$11,887	—		—
	—		—		—	—	—	1,092	(22)	$5,351	—		—
	—		—		—	—	—	2,294	(23)	$11,241	—		—
	—		—		—	—	—	—		—	1,092	(24)	$5,351
	—		—		—	—	—	—		—	2,294	(25)	$11,241
W. N. Whitlock	93,108	(26)	—		—	$2.08125	1/18/2015	—		—	—		—
	14,868	(27)	7,434	(28)	—	$16.815	2/1/2016	—		—	—		—
	4,148	(29)	8,296	(30)	—	$36.05	2/17/2017	—		—	—		—
	—		26,500	(31)	—	$17.82	2/21/2018	—		—	—		—
	—		—		—	—	—	4,838	(32)	$23,706	—		—
	—		—		—	—	—	2,488	(33)	$12,191	—		—
	—		—		—	—	—	5,962	(34)	$29,214	—		—
	—		—		—	—	—	—		—	5,948	(35)	$29,145
	—		—		—	—	—	—		—	2,488	(36)	$12,191
	—		—		—	—	—	—		—	5,962	(37)	$29,214
Dawn R. Landry	—		—		—	—	—	—		—	—		—

Mr. Black, Mr. Holden and Mr. Mitchell were no longer employed at December 31, 2008 and have not reported any holdings subsequent to their respective resignations.

(1)	All values in this column are based on the $4.90 value of a share of stock at close of market on December 31, 2008.

(2)	All values in this column are based on the $4.90 value of a share of stock at close of market on December 31, 2008.

(3)	On February 1, 2006, Mr. Ryan received a grant of 20,444 stock options. 6,816 options vested on the first anniversary. 6,814 options vested on the second anniversary. 6,814 options vested on February 1, 2009.

(4)	See footnote 3.

(5)	On February 12, 2007, Mr. Ryan received a grant of 9,536 stock options. 3,178 options vested on the first anniversary. 3,179 options vested on the second anniversary. 3,179 options will vest on the third anniversary.

(6)	See footnote 5.

(7)	On February 21, 2008, Mr. Ryan received 20,264 stock options. 6,754 options vested on February 21, 2009. 6,755 options will vest on each of the second and third anniversaries.

(8)	On February 21, 2008, Mr. Ryan received 62,352 stock options. The options vest on February 21, 2011.

(9)	On February 21, 2008, Mr. Ryan received 70,146 stock options. The options vest on February 21, 2011.

(10)	On February 1, 2006, Mr. Ryan received an award of 4,434 time-vested restricted units. The units vested on February 1, 2009. Per Mr. Ryan’s election, a lump sum distribution of shares will occur on December 1, 2009.

(11)	On February 12, 2007, Mr. Ryan received an award of 1,908 time-vested restricted units. The units vest on February 12, 2010.

(12)	On February 21, 2008, Mr. Ryan received an award of 4,559 time-vested restricted units. The units vest on February 21, 2011.

(13)	On February 1, 2006, Mr. Ryan received an award of 5,452 performance-based restricted stock units. The units were cancelled on February 1, 2009 because the Company did not meet pre-established EBITDA and EPS performance measures over the three-year period.

(14)	On February 12, 2007, Mr. Ryan received an award of 1,908 performance-based restricted stock units. The units will vest in full on February 12, 2010 subject to his continued employment with the Company and the Company meeting pre-established EBITDA and EPS performance measures over the three-year period.

(15)	On February 21, 2008, Mr. Ryan received an award of 4,559 performance-based restricted stock units. The units will vest in full on February 12, 2011 subject to his continued employment with the Company and the Company meeting pre-established EBITDA and EPS performance measures over the three-year period.

(16)	On March 19, 2008, Mr. Pilholski received 52,376 stock options. The options vest on March 19, 2011.

(17)	On March 19, 2008, Mr. Pilholski received 25,253 stock options. The options vest on March 19, 2011.

(18)	On February 12, 2007, Ms. Koshewa received an award of 5.462 stock options. 1,820 vested on the first anniversary. 1,821 vested on February 1, 2008. 1,821 vested on March 6, 2009. All of the options expire on June 4, 2009.

(19)	See footnote 19.

(20)	On February 21, 2008, Ms. Koshewa received an award of 10,195 stock options. 3,398 vested on the first anniversary and expire on June 4, 2009. The remaining options were cancelled March 6, 2009.

(21)	On July 31, 2006, Ms. Koshewa received an award of 7,278 time-vested restricted shares. 2,426 vested on the first anniversary with 805 sold for taxes. 2,426 shares vested on the second anniversary with 805 sold for taxes. 2,426 vested on March 6, 2009 with 805 sold for taxes.

(22)	On February 12, 2007, Ms. Koshewa received an award of 1,092 time-vested restricted shares. 1,092 vested on March 6, 2009 with 363 sold for taxes.

(23)	On February 21, 2008, Ms. Koshewa received an award of 2,294 time-vested restricted shares. The shares were cancelled March 6, 2009.

(24)	On February 12, 2007, Ms. Koshewa received an award of 1,092 performance-based restricted stock units. 1092 vested on March 6, 2009 with 363 sold for taxes.

(25)	On February 21, 2008, Ms. Koshewa received an award of 2,294 performance-based restricted stock units. The shares were cancelled March 6, 2009.

(26)	On January 18, 2005, Mr. Whitlock received a grant of 224,304 stock options. 74,500 options vested on the first and second anniversaries. 75,304 options vested on third anniversary. Mr. Whitlock exercised and sold 131,196 of the vested options on August 3, 2006, November 6, 2006 and May 9 — 10, 2007.

(27)	On February 1, 2006, Mr. Whitlock received a grant of 22,302 stock options. 7,434 vested on the first and second anniversaries. 7,434 vested on the third anniversary.

(28)	See footnote 27.

(29)	On February 12, 2007, Mr. Whitlock received 12,444 stock options. 4,148 options vested on the first and second anniversaries. 4,148 options will vest on each of the third anniversary.

(30)	See footnote 29.

(31)	On February 21, 2008, Mr. Whitlock received 26,500 stock options. 8,333 options vested on the first anniversary. 8,333 options will vest on the second anniversary and 8,334 options will vest on the third anniversary.

(32)	On February 1, 2006, Mr. Whitlock received an award of 4,838 time-vested restricted units. The units vested on February 1, 2009. Per Mr. Whitlock’s election, a lump sum distribution of shares will occur six months after his termination.

(33)	On February 12, 2007, Mr. Whitlock received an award of 2,488 time-vested restricted units. The units vest on February 12, 2010.

(34)	On February 21, 2008, Mr. Whitlock received an award of 5,962 time-vested restricted units. The units vest on February 21, 2011.

(35)	On February 1, 2006, Mr. Whitlock received an award of 5,948 performance-based restricted stock units. The units were cancelled on February 1, 2009 because the Company did not meet pre-established EBITDA and EPS performance measures over the three-year period.

(36)	On February 12, 2007, Mr. Whitlock received an award of 2,488 performance-based restricted stock units. The units will vest in full on February 12, 2010 subject to his continued employment with the Company and the Company meeting pre-established EBITDA and EPS performance measures over the three-year period.

(37)	On February 21, 2008, Mr. Whitlock received an award of 5,962 performance-based restricted stock units. The units will vest in full on February 21, 2011 subject to his continued employment with the Company and the Company meeting pre-established EBITDA and EPS performance measures over the three-year period.

Remainder of this page intentionally left blank.

OPTION EXERCISES AND STOCK VESTED

	Options Awards		Stock Awards
	Number of Shares		Number of Shares
	Acquired on	Value Realized	Acquired on	Value Received
	Exercise	on Exercise	Vesting	on Vesting
Name	(#)	($)	(#)	($)

Michael P. Ryan	—	$—	—	$—
W. N. Whitlock	—	$—	74,768	$1,261,336
Thomas R. Pilholski	—	$—	—	$—
Dawn R. Landry	—	$—	—	$—
Richard W. Spriggle	—	$—	—	$—
Tamra L. Koshewa	—	$—	2,426	$27,778
Mark R. Holden	151,546	$2,170,086	149,536	$2,522,672
Christopher A. Black	112,144	$1,596,297	37,380	$646,300
Richard A. Mitchell Jr.	—	$—	19,122	$294,287

Remainder of this page intentionally left blank.

PENSION BENEFITS

		Number of	Present	Payments
		Years	Value of	During
		Credited	Accumulated	Last Fiscal
		Service	Benefit	Year
Name	Plan Name	(#)	($)(1)	($)

Michael P. Ryan	ACL LLC Pension Plan	3	$46,886	0
W. N. Whitlock	ACL LLC Pension Plan	30	$774,030	0
Tamra L. Koshewa	ACL LLC Pension Plan	3	$26,406	0

(1)	Values of Accumulated Benefits at December 31, 2008, the ACL LLC Pension Plan’s measurement date. Note that remaining Named Executive Officers have no Accumulated Benefit under the Company’s Pension Plan.

Salaried Employee Pension Plans

Retirement benefits from our funded and unfunded non-contributory pension plans are based on both length of service and compensation levels. The compensation covered by the pension plans is compensation paid by ACL LLC to a participant on a regular monthly or annual salary basis, including bonuses or similar awards for personal services rendered in a position that is not under the scope of a labor agreement prior to 2000. Compensation items listed in the Summary Compensation Table covered by the pension plans are salary and bonus. Benefits earned before February 1, 2000 are computed at the time of retirement under a defined benefit formula based on years of service and average salary and bonus for the highest 60 consecutive months of service, computed without regard to additional payments in stock. Benefits earned after February 1, 2000 are computed based on career-average base salary only. The pension plan provides for normal retirement at age 65, and, subject to certain eligibility requirements, early retirement beginning at age 55 is permitted with reduced pension payments.

The Internal Revenue Code imposes certain limitations on compensation and benefits payable from tax-qualified pension plans. Pension amounts in excess of such limitations are payable from the non-qualified pension plan, which is not funded.

Remainder of this page intentionally left blank.

NONQUALIFIED DEFERRED COMPENSATION

			Aggregate		Aggregate
	Executive	Registrant	Earnings	Aggregate	Balance
	Contributions	Contributions in	in Last	Withdrawals/	at Last
	in Last FY	Last FY	FY	Distributions	FYE
Name	($)	($)	($)	($)	($)

W. N. Whitlock
Salary Continuation Plan	0	$18,864	$19,197	0	$1,521,822

The Company maintains various qualified and nonqualified benefit plans for its employees. All salaried, full-time employees are covered or will be covered by an ERISA-qualified defined benefit retirement plan and are eligible to participate in a 401K savings plan that includes a partial company match feature.

The Company currently has one Named Executive Officer participating in a nonqualified deferred compensation program, Mr. W.N. Whitlock.

The amount of aggregate earnings in the last fiscal year in the table above is included in the Summary Compensation Table.

Post-Employment Provisions

In fiscal year 2008, pursuant to the terms of Mr. Ryan’s employment letter agreement, if his employment is terminated after a “change-in-control,” (as defined in the Stock Option Agreement), certain options granted to Mr. Ryan pursuant to the offer letter become 100 percent vested and exercisable. The employment letter agreement also provides that Mr. Ryan will be entitled to twelve months severance as well as a pro-rated annual bonus paid in one lump sum, not to exceed 100 percent of the payout, in the year of termination if his employment is involuntarily terminated without cause or if Mr. Ryan terminates his employment for “good reason” (as defined in the employment letter agreement). Mr. Ryan is not entitled to severance pay for separations that are the result of voluntary termination, discharge for performance, death, retirement or permanent disability.

In fiscal year 2008, pursuant to the terms of Mr. Pilholski’s employment letter agreement, if his employment is terminated involuntarily without cause or if he terminates employment for “good reason” (as defined in the Stock Option Agreement), certain options granted to Mr. Pilholski pursuant to the offer letter become 100 percent vested and exercisable. The employment letter agreement also provides Mr. Pilholski will be entitled to twelve months severance as well as a pro-rata annual bonus paid in one lump sum, not to exceed 100 percent of the payout, in the year of termination (based on Company performance achievement at that time) if his employment is involuntarily terminated without cause or if Mr. Pilholski terminates his employment for “good reason” (as defined in the employment letter agreement). Mr. Pilholski is not entitled to severance pay for separations that are the result of voluntary termination, discharge for cause, death, retirement or permanent disability.

The terms of Mr. Whitlock’s employment are governed by the Termination Benefits Agreement, as amended and supplemented, between himself and the Company. Under this agreement, if Mr. Whitlock is terminated as a result of a change-in-control (as defined in the agreement), provided that such termination occurs within nine months following the change-in-control, then Mr. Whitlock is entitled to payment under his salary continuation plan, including (i) credits of contributions and earnings to a bookkeeping account kept for the his benefit and (ii) an amount equal to his annualized final salary at retirement. As of December 31, 2008, the value of Mr. Whitlock’s account was $1.5 million and his annualized base salary was $340,000.

Upon a “change in control” (as defined in the applicable nonqualified stock option agreement, incentive stock option agreement, restricted stock award agreement, and restricted stock unit award agreement), any outstanding options will immediately become fully vested and the restrictions on restricted stock and restricted stock units will fully lapse for each of the Named Executive Officers. Mr. Holden, Mr. Black and Mr. Mitchell were no longer employed by the Company at December 31,

2008. Ms. Landry and Mr. Spriggle had no outstanding equity awards at December 31, 2008. Assuming that the triggering event took place on December 31, 2008 and that the closing price of the Company’s Common Stock on Nasdaq as of that date ($4.90), these amounts equate to:

Mr. Ryan
Unvested Stock Options $0 (Strike prices all exceed year-end price)
Unearned Performance-based Restricted Units $58,403
Unvested Time Restricted $53,415
Pro-Rata Portion of Annual Bonus $318,750

Mr. Whitlock
Unvested Stock Options $0 (Strike prices all exceed the year-end price)
Unearned Performance-based Restricted Units $70,550
Unvested Time Restricted $65,111
Pro-Rata Portion of Annual Bonus $340,000

Mr. Pilholski
Unvested Stock Options $0 (Strike prices all exceed the year-end price)
Unearned Performance-based Restricted Units $0
Unvested Time Restricted $0
Pro-Rata Portion of Annual Bonus $211,250

Ms. Koshewa
Unvested Stock Options $0 (Strike prices all exceed the year-end price)
Unearned Performance-based Restricted Units $16,591
Unvested Time Restricted $28,479
Annual Bonus Paid $86,050

Mr. Black
Consulting Agreement Fees $52,500

Mr. Mitchell
Annual 2007 Bonus Paid in 2008 $39,021
Annual 2008 Bonus Paid in 2008 $20,174
Severance Paid in 2008 $206,250
Severance Paid in 2009 $68,750
6,666 Restricted Shares vested $102,590
5,766 Restricted Units vested $88,739
6,690 Performance Restricted Units vested $102,959

DIRECTOR COMPENSATION 2008

					Change in
					Pension
	Fees				Value and
	Earned or			Non-Equity	Nonqualified
	Paid in	Stock	Option	Incentive Plan	Deferred	All Other
	Cash	Awards	Awards	Compensation	Compensation	Compensation	Total
Name	($)	($)(5)	($)	($)	Earnings	($)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)

Clayton Yeutter	$56,250	$26,487(1)	$150,684(2)	—	—	—	$233,421	(6)
Eugene Davis	$48,750	$17,624(3)	$58,645(4)	—	—	—	$125,019
Richard Huber	$26,250	$17,624(3)	$58,645(4)	—	—	—	$102,519
Nils Larsen	$42,500	$17,624(3)	$84,782(4)	—	—	—	$144,906	(6)
Emanuel Rouvelas	$42,500	$17,624(3)	$58,645(4)	—	—	—	$118,769
R. Christopher Weber	$60,000	$17,624(3)	$95,229(4)	—	—	—	$172,853	(6)

(1)	On February 21, 2008, Mr. Yeutter, as Chairman of our Board, received 1,578 restricted shares of Common Stock. The restricted shares vest in three equal annual installments, commencing on the first anniversary of the grant date. The dollar value represents the expense recognized for financial statement purposes in accordance with Statement of Financial Accounting Standards No. 123R (“FAS 123R”). The fair market value of the stock on date of grant was $17.82 per share.

(2)	On February 21, 2008, Mr. Yeutter, as Chairman of our Board, received 10,522 nonqualified options to purchase Common Stock at an exercise price of $17.82 per share. The options vested on August 21, 2008. The dollar value represents the expense recognized for financial statement purposes in accordance with FAS 123R.

(3)	On February 21, 2008, Messrs. Davis, Huber, Larsen, Rouvelas and Weber, non-employee directors, received 1,052 restricted shares of Common Stock. The restricted shares vest in three equal annual installments, commencing on the first anniversary of the grant date. The dollar value represents the expense recognized for financial statement purposes in accordance with FAS 123R. The fair market value of the stock on date of grant was $17.82 per share.

(4)	On February 21, 2008, Messrs. Davis, Huber, Larsen, Rouvelas and Weber, non-employee directors, received 7,015 nonqualified options to purchase Common Stock at an exercise price of $17.82 per share, the fair market value at close of market on the date of grant, February 21, 2008. The options vested on August 21, 2008. The dollar value represents the expense recognized for financial statement purposes in accordance with FAS 123R.

(5)	Dollar values represent the expense recognized for financial statement purposes in the year in accordance with Statement of FAS 123R. For a discussion of the assumptions used in determining these values, see Note 14 to our 2008 audited financial statements included in this Form 10-K.

(6)	In light of the extraordinary services required of Messrs. Yeutter, Larsen and Weber during 2007 and the first quarter of 2008, on May 20, 2008 the Board made a special compensatory award of 8,675, 3,615 and 5,060 non-qualified options to purchase Common Stock, respectively to those individuals in recognition of their significant additional contributions. The options have a strike price of $15.37 per share and vested on November 20, 2008.

For fiscal year 2008, the Chairman of our Board was paid $45,000 annually and the other non-employee directors were paid $30,000 annually. The Chairmen of the Audit Committee, the Compensation Committee, and the Nominating and Governance Committee were each paid an additional $5,000 annually. Each member of a Committee, including the Chairman of each Committee, received an additional $1,250 per Committee meeting attended in person or by telephone.

The aggregate shares for restricted stock grants and options which were outstanding as of December 31, 20087 are presented in the table below.

	Stock Awards
	Restricted	Restricted	Stock
	Stock	Stock Units	Options
	(#)	(#)	(#)

Clayton Yeutter	12,000	4,110	133,559
Eugene Davis	8,000	2,738	83,255
Richard Huber	8,000	2,738	83,255
Nils Larsen	8,000	2,738	76,870
Emanuel R Rouvelas	8,000	2,738	83,255
R. Christopher Weber	8,000	2,738	88,315

Non-Employee Director Stock Ownership Guidelines

The Board believes that Non-Employee Directors should own and hold Company common stock to further align their interests and actions with the interests of the Company’s stockholders. Accordingly, the Board adopted the following Non-Employee Director Stock Ownership Guidelines (the “Director Guidelines”), effective as of October 1, 2007, and revised as of April 1, 2008.

Non-Employee Directors of the Company shall own Company common stock equal in value to five times the annual Board retainer (not including any additional fees paid for attendance of meetings or for service as a committee chairperson), calculated using the annual retainer as of the later of the date the Director Guidelines were adopted or the date the Director is first elected to the Board. Non-Employee Directors are required to achieve the Director Guidelines within five years of joining the Board, or, in the case of Non-Employee Directors serving at the time the Director Guidelines were adopted, within five years of the date of adoption of the Director Guidelines. Once achieved, ownership of the Director Guideline amount must be maintained as long as the Director retains his or her seat on the Board.

Failure to meet, or show sustained progress toward meeting, the Director Guidelines may result in the Non-Employee Director receiving future fees or annual retainers in the form of equity until he or she has satisfied the Director Guidelines. The Company may also bar the Director from selling Company common stock until the guideline has been achieved.

There may be instances where the Director Guidelines would place a severe hardship on a Non-Employee Director. The Nominating and Governance Committee will make the final decision as to developing alternative stock ownership guidelines for a Director that reflect the intentions of the Director Guidelines and the Director’s individual circumstances.

Remainder of this page intentionally left blank.

COMPENSATION COMMITTEE REPORT

The following Report of the Compensation Committee shall not be deemed to be soliciting material nor to be filed with the SEC under the Securities Act or the Exchange Act, nor incorporated by reference in any document so filed.

During 2008, the Compensation Committee was chaired by Mr. Larsen and also included Messrs. Rouvelas and Weber. Mr. Weber served on the Compensation Committee until January 27, 2009, when the Board acted to appoint him to the Nominating and Governance Committee and to appoint Mr. Huber to the Compensation Committee. Each member of the Compensation Committee is an independent director as such term is defined under the current Nasdaq listing requirements. The duties of the Compensation Committee are summarized in this proxy statement under “Committees and Meetings of the Board of Directors — Compensation Committee” on page [8] and are more fully described in the Compensation Committee Charter which may be found on our Web site (www.aclines.com).

After reviewing and discussing with management the Compensation Discussion and Analysis, the Compensation Committee recommended to the Board, and the Board approved, the inclusion of the Compensation Discussion and Analysis in the Company’s proxy statement on Schedule 14A for the year ended December 31, 2008.

BY THE COMPENSATION COMMITTEE

Nils E. Larsen (Chair)
Emanuel L. Rouvelas
R. Christopher Weber
Richard L. Huber

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The members of the Compensation Committee are Messrs. Larsen, Rouvelas and Huber. Mr. Huber served as Interim Chief Executive Officer of American Commercial Lines LLC, the predecessor entity of the Company from April 2004 to January 2005. No other member of the Compensation Committee is or has been an officer or employee of the Company or any of its subsidiaries. In 2008, no executive officers of the Company served on the board of directors or compensation committee of another entity, any of whose executive officers served on the Board or Compensation Committee of the Company.

REPORT OF THE AUDIT COMMITTEE

The following Report of the Audit Committee shall not be deemed to be soliciting material or to be filed with the SEC under the Securities Act or the Exchange Act or incorporated by reference in any document so filed.

During 2008, the Audit Committee was chaired by R. Christopher Weber and also included Eugene Davis and Clayton Yeutter. Mr. Weber also served on the Compensation Committee until January 27, 2009, when the Board acted to appoint him to the Nominating and Governance Committee and to appoint Mr. Huber to the Compensation Committee replacing Mr. Weber on that Committee. Each member of the Audit Committee is an independent director as such term is defined under the current Nasdaq Stock Market listing requirements. The duties of the Audit Committee are summarized in this proxy statement under “Committees and Meetings of the Board of Directors — Audit Committee” on page [8] and are more fully described in the Audit Committee Charter which may be found on our Web site (www.aclines.com).

The Audit Committee assists the Board in its oversight of the integrity of the Company’s financial statements, and the Company’s accounting and financial reporting processes and systems of internal control. Management has primary responsibility for the Company’s internal controls and the preparation of financial statements in accordance with generally accepted accounting principles. The Committee also reviews the qualifications, independence and performance of the Company’s independent accountants, who are in turn responsible for performing an audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and issuing a report thereon. While the Chairman of the Audit Committee is an audit committee financial expert as such term is defined in Item 401(h) of Regulation S-K of the Exchange Act, members of the Audit Committee should not be assumed to be accounting experts and are not deemed to have accepted a duty of care greater than other members of the Board. In discharging their responsibilities, the Audit Committee members rely on the representations made, and information provided to them, by management and the independent accountants.

The Audit Committee was responsible for recommending to the Board that the Company’s audited financial statements be included in the annual report for 2008. The Audit Committee took a number of steps in making this recommendation for 2008, including a series of joint and independent meetings during which, among other matters, the Audit Committee:

•	Reviewed and discussed with management and representatives of Ernst & Young LLP the Company’s audited financial statements. During the course of these discussions, management represented to the Audit Committee that the audited financial statements were prepared in accordance with generally accepted accounting principles.

•	Discussed with representatives of Ernst & Young LLP the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees. These discussions were intended to assist the Audit Committee in overseeing the Company’s financial reporting and disclosure process.

•	Received and reviewed the written disclosures and the letter from Ernst & Young LLP required by Public Company Oversight Board (PCAOB) Ethics and Independence Rule 3526 and discussed with representatives of Ernst & Young LLP its independence. This disclosure and discussion informed the Audit Committee of Ernst & Young LLP’s independence, and assisted the Audit Committee in evaluating such independence.

Relying on these reviews and discussions, the Audit Committee recommended to the Board, and the Board approved, the inclusion of the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008.

THE AUDIT COMMITTEE

R. Christopher Weber (Chair)
Eugene I. Davis
Clayton K. Yeutter

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Audit Committee Charter authorizes the Audit Committee to review and approve all transactions involving the Company and related persons (“Related Party Transactions”). Related persons include executive officers, directors and director nominees of the Company or their immediate family members, or stockholders owning five percent or greater of the Company’s Common Stock. In addition, the Company has adopted a written policy and procedures for the review, approval and ratification of Related Party Transactions. The policy covers any Related Party Transaction that meets the minimum threshold for disclosure in the proxy statement under the relevant SEC rules (generally, transactions involving amounts exceeding $120,000 in which a related person has a director or indirect material interest). Since the adoption of this policy in 2006, all Related Party Transactions were evaluated pursuant to this policy. Pursuant to the policy, any Related Party Transaction shall be consummated or any known Related Party Transaction shall continue only if (i) the Audit Committee approves such transaction in accordance with the guidelines set forth in this policy; (ii) the transaction is approved by the disinterested members of the Board; or (iii) the transaction involves compensation approved by the Company’s Compensation Committee.

At each regularly scheduled Audit Committee meeting, management shall recommend Related Party Transactions to be entered into by the Company. After review, the Audit Committee shall approve or disapprove such transactions and at each subsequently scheduled meeting, management shall update the Committee as to any material change to those Related Party Transactions. Any Related Party Transactions proposed to be entered into between meetings of the Audit Committee may be preliminarily entered into by management subject to ratification by the Audit Committee; provided that if ratification shall not be forthcoming, management shall make all reasonable efforts to cancel or annul such transaction.

The Company also has transactions with various related parties, primarily with BargeLink LLC, an equity investment of the Company through a joint venture with MBLX, Inc. We believe that the terms and conditions of those transactions are in the aggregate not materially more favorable or unfavorable to us than would be obtained on an arm’s-length basis among unaffiliated parties.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires that a Company’s directors and officers, and persons who own more than 10 percent of a registered class of the Company’s equity securities, file reports of ownership and changes in ownership with the SEC and the National Association of Securities Dealers, Inc. Directors, officers and beneficial owners of more than 10 percent of the Company’s common stock are required by the SEC to furnish the Company with copies of the reports they file.

We believe that all of our current and former directors and executive officers reported on a timely basis all transactions required to be reported by Section 16(a).

ANNUAL REPORT ON FORM 10-K

The Company filed its Annual Report on Form 10-K for the year ended December 31, 2008 with the SEC on March 11, 2009. The Company filed Amendment No. 1 to its Annual Report on Form 10-K/A with the SEC on March 27, 2009. The Annual Report on Form 10-K, including all exhibits, can also be found on the Company’s website: aclines.com and can be downloaded free of charge. Paper copies of the Annual Report on Form 10-K may be obtained without charge from the Company, and paper copies of exhibits to the Annual Report on Form 10-K are available, but a reasonable fee per page will be charged to the requesting stockholder. Stockholders may make requests in writing to the Corporate Secretary by mail at 1701 E. Market Ave, Jeffersonville, Indiana 47130, by telephone at (800) 842-5491or by email at InvestorBoard@acbl.net.

PROPOSALS OF STOCKHOLDERS

A stockholder proposal submitted pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, for inclusion in the Company’s proxy statement and form of proxy for the Annual Meeting of stockholders to be held in 2009 must be received by the Company by [    ●    ], 2008. Such a proposal must also comply with the requirements as to form and substance established by the SEC for such proposals. A stockholder otherwise desiring to bring matters before an annual meeting of stockholders must, pursuant to the Company’s by-laws, deliver timely notice in writing to the Corporate Secretary of the Company not less than 60 nor more than 90 days prior to the anniversary of the date the Company first mails its proxy materials for the prior annual meeting. In the event that less than 70 days’ notice or prior public disclosure of the date of the Annual Meeting is given or made to the stockholders, the by-laws provide that notice by a stockholder of a stockholder proposal must be received in writing by the Corporate Secretary of the Company on the tenth day following the day on which such notice of the date of the Annual Meeting was mailed or such public disclosure was made.

If any stockholder proposals are presented for action at the Annual Meeting, but are not submitted within the time periods described above, it is the intention of the persons named in the accompanying proxy to vote the shares to which the proxy relates in accordance with their best judgment as determined in their sole discretion.

OTHER MATTERS

At the time of the preparation of this proxy statement, the Board knows of no other matters which will be acted upon at the Annual Meeting. If any other matters are presented for action at the Annual Meeting or at any adjournment thereof, it is the intention of the persons named in the accompanying proxy to vote the shares to which the proxy relates in accordance with their best judgment as determined in their sole discretion.

By Order of the Board of Directors

[Signature to Come]

Dawn R. Landry
Senior Vice President and General Counsel

Jeffersonville, Indiana
[    ●    ], 2009

IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY.  THEREFORE, STOCKHOLDERS ARE URGED TO COMPLETE, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED ENVELOPE.

Remainder of this page intentionally left blank.

Annex A

CERTIFICATE OF AMENDMENT
TO THE
CERTIFICATE OF INCORPORATION
OF
AMERICAN COMMERCIAL LINES INC.

American Commercial Lines Inc., a corporation duly organized and existing under the laws of the State of Delaware (hereinafter, the “Corporation”), does hereby certify that:

The name of the corporation is American Commercial Lines Inc.

Section 4.1(a) of the Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”) is amended in its entirety to read as follows:

Section 4.1 Authorized Classes and Number of Shares.

(a) The total number of shares of stock which the Corporation shall have authority to issue is fifty-five million (55,000,000) shares, consisting of fifty million (50,000,000) shares of Common Stock having a par value of $0.01 per share and five million (5,000,000) shares of Preferred Stock having no par value.

Upon the filing and effectiveness (the “Effective Time”) of this amendment to the Restated Certificate of Incorporation of the Corporation pursuant to the General Corporation Law of the State of Delaware, the shares of the Corporation’s Common Stock, par value $0.01 per share, issued and outstanding and the shares of the Corporation’s Common Stock issued and held in the treasury of the Corporation immediately prior to the Effective Time shall automatically be reclassified into a smaller number of the Corporation’s Common Stock, par value $0.01, such that each three to ten shares of issued Common Stock will be combined into one (1) validly issued, fully paid and non-assessable, share of Common Stock, the exact ratio within the three-to-ten range to be determined by the board of directors of the Corporation prior to the Effective Time and publicly announced by the Corporation, without any further action by the Corporation or the holder thereof, subject to the treatment of fractional share interests as described below (such combination, the “Reverse Stock Split”). No fractional shares of Common Stock shall be issued in connection with the Reverse Stock Split. Stockholders who otherwise would be entitled to receive fractional shares of Common Stock shall be entitled to receive cash (without interest) from the Corporation’s transfer agent in lieu of such fractional shares in an amount equal to the proceeds attributable to the sale of such fractional shares following the aggregation and sale by the Corporation’s transfer agent of all fractional shares otherwise issuable.

Stockholders who hold certificates that immediately prior to the Effective Time represented shares of Common Stock (“Old Certificates”) shall be entitled to receive such cash payment in lieu of fractional shares upon receipt by the Corporation’s transfer agent of the stockholder’s properly completed and duly executed transmittal letter and the surrender of the stockholder’s Old Certificates. Upon surrender of Old Certificates, any full share represented by such Old Certificates which is to remain outstanding shall become uncertificated shares issued electronically in book-entry form under the direct registration system and no stock certificate shall be issued therefor, unless specifically requested by the stockholder after receipt of the direct registration statement. After the Effective Time, each Old Certificate that has not been surrendered shall represent that number of shares of Common Stock into which the shares of Common Stock represented by the Old Certificate shall have been combined, subject to the elimination of fractional share interests as described above.

The amendment of the Certificate of Incorporation herein certified was duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware.

A-1

IN WITNESS WHEREOF, the undersigned has caused this Certificate of Amendment to be executed by Dawn R. Landry, its Senior Vice President, General Counsel and Corporate Secretary, this [  ]th day of [          ], 2009

AMERICAN COMMERCIAL LINES INC.

By:
Name:    Dawn R. Landry

Title:	Senior Vice President, General Counsel and Corporate Secretary

A-2

FORM OF PROXY
IMPORTANT NOTICE TO STOCKHOLDERS
of American Commercial Lines Inc.
The Annual Meeting of Stockholders will be held on
[•], 2009
11:00 a.m. (Eastern Time)
American Commercial Lines Inc.
1701 E. Market Street
Jeffersonville, Indiana 47130
PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
OF THE COMPANY FOR ANNUAL MEETING,
[•], 2009
The undersigned, a stockholder of American Commercial Lines Inc., a Delaware corporation (the “Company”), acknowledges receipt of a copy of the Notice of Annual Meeting of Stockholders, the accompanying proxy statement, a copy of the Company’s Annual Report for the year ended December 31, 2008, and revoking any proxy previously given, hereby constitutes and appoints Clayton K. Yeutter and Michael P. Ryan and each of them his or her true and lawful agents and proxies with full power of substitution in each to vote the shares of common stock of the Company standing in the name of undersigned for purposes identified on this proxy and with discretionary authority as to any other matters that may properly be raised at the Annual Meeting of Stockholders of the Company to be held at the Headquarters, American Commercial Lines Inc., 1701 E. Market Street, Jeffersonville, Indiana 47130.
(continued and to be signed on the other side)

FORM OF PROXY
▼ Please Detach and Mail in the Envelope Provided ▼

x	Please mark your votes as in this example

1. For the election of directors		Nominees:	Clayton K. Yeutter
Eugene I. Davis
Michael P. Ryan
For all	Withhold authority to		Richard L. Huber
nominees	vote for all nominees		Nils E. Larsen
☐	☐		Emanuel L. Rouvelas R. Christopher Weber
(Authority to vote for any nominee named may be withheld by lining through that nominees’ name.)

2. For approval of the reverse stock split.

FOR	AGAINST	ABSTAIN
☐	☐	☐

3. For ratification of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2009.

FOR	AGAINST	ABSTAIN
☐	☐	☐
THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREBY BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2 AND 3. IF ANY NOMINEE BECOMES UNAVAILABLE FOR ANY REASON, THE PERSONS NAMED AS PROXIES SHALL VOTE FOR THE ELECTION OF SUCH OTHER PERSONS AS THE BOARD OF DIRECTORS MAY PROPOSE TO REPLACE SUCH NOMINEE
     PLEASE MARK , SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE

Signature of Stockholder	Dated	, 2009

Signature of Stockholder	Dated	, 2009

NOTE: This Proxy must be signed exactly as your name appears hereon. For joint accounts, each owner should sign. Executors, administrators, trustees, etc., should give full title, as such. If the stockholder is a corporation, a duly authorized officer should sign on behalf of the corporation and should indicate his or her title.